Exhibit 4.58

Execution Copy

CUSIP NOS.: 87408EAE4

87408EAF1

CREDIT AGREEMENT

March 12, 2013

among

TAL INTERNATIONAL CONTAINER CORPORATION,

as Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

as Lenders,

BANK OF AMERICA, N.A.

as Administrative Agent and as Collateral Agent

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

as Joint Lead Arranger and Lead Book Manager

RBC CAPITAL MARKETS and WELLS FARGO SECURITIES, LLC

as Joint Lead Arrangers

ROYAL BANK OF CANADA AND WELLS FARGO SECURITIES, LLC

as Syndication Agents

and

CITIBANK, N.A.

BRANCH BANKING AND TRUST COMPANY

DBS BANK LTD., LOS ANGELES AGENCY

MIZUHO CORPORATE BANK, LTD.

as Documentation Agents

i

(continued)

(continued)

(continued)

(continued)

v

Exhibits

Exhibit A	Form of Assignment and Assumption
Exhibit B-1	Form of Loan Notice
Exhibit B-2	Form of Swing Line Loan Notice
Exhibit C-1	Form of Revolving Credit Note
Exhibit C-2	Form of Swing Line Note
Exhibit D	Credit and Collection Policy
Exhibit E	Form of Lease Agreement
Exhibit F	Form of Borrowing Base Report
Exhibit G	Form of Officer’s Certificate
Exhibit H	Form of Security Agreement
Exhibit I	Form of Guaranty
Exhibit J	Form of Intercompany Note
Exhibit L	Forms of U.S. Tax Compliance Certificates
Exhibit M	Form of Joinder
Exhibit P	Form of Funding Indemnity Letter
Schedule 1	Funding Commitments of Lenders
Schedule 1.1	Address for Notices

CREDIT AGREEMENT

This CREDIT AGREEMENT is made as of March 12, 2013 by and among TAL INTERNATIONAL CONTAINER CORPORATION, a corporation organized and existing under the laws of the State of Delaware (together with its successors and permitted assigns, the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and each individually, a “Lender”), and Bank of America, N.A. (“Bank of America”), as Administrative Agent and as Collateral Agent, (together with its successors and permitted assigns, the “Administrative Agent”).

WHEREAS, the Credit Parties (as hereinafter defined) have requested that the Lenders make loans and other financial accommodations to the Credit Parties in an aggregate amount of up to $450,000,000.

WHEREAS, the Lenders have agreed to make such loans and other financial accommodations to the Credit Parties on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      DEFINITIONS AND RULES OF INTERPRETATION.

1.1                               DEFINITIONS.  The following terms shall have the meanings set forth in this Section 1 or elsewhere in the provisions of this Credit Agreement referred to below:

“Accumulated Depreciation”.  As of any determination date with respect to an Eligible Container, an amount equal to the aggregate amount of depreciation expense recorded with respect thereto since the date of its original acquisition by the Borrower.  For the purpose of calculating the Borrowing Base, depreciation expense will be determined using the depreciation policy utilized by TAL Group and the Borrower from time to time in preparing the consolidated financial statements of TAL Group so long as such depreciation policy complies with GAAP.

“Administrative Agent.”  Bank of America, N.A., acting as agent for the Lenders, and each other Person appointed as the successor Administrative Agent in accordance with Section 14.6.

“Administrative Agent’s Office.”  The Administrative Agent’s office set forth on Schedule 1.1, or at such other location as the Administrative Agent may designate from time to time.

“Administrative Agent’s Special Counsel.”  Bingham McCutchen LLP or such other counsel as may be approved by the Administrative Agent.

“Administrative Questionnaire.”  An administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate.”  With respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments.”  An amount equal to the sum of the Commitments of all the Lenders.

“Aggregate Net Book Value.”  As of any date of determination, an amount equal to the sum of the Net Book Values (such Net Book Values to be measured as of the last day of the month ending immediately prior to such date of determination) of all Eligible Containers.

“Aggregate Note Principal Balance.”  As of any date of determination, an amount equal to the sum of the then unpaid principal balance of all Notes.

“Applicable Margin.”  For the period beginning on and as of the Closing Date through the end of calendar month of receipt of the first officer’s certificate delivered after the Closing Date pursuant to Section 8.1(d), the margins based on the Leverage Ratio reflected in the Effective Date Officer’s Certificate.  Adjustments, if any, in the Applicable Margin shall be made by the Administrative Agent on the first (1st) Business Day of the first calendar month after receipt by the Administrative Agent of the financial statements and accompanying officer’s certificate delivered in accordance with Section 8.1 hereof for the most recent fiscal quarter end (which adjustments to Applicable Margin shall be based on the applicable level corresponding to the Leverage Ratio set forth in the chart below).  If such officer’s certificate is not delivered within the time frame provided for above, then the margins set forth at Level V in the chart below shall apply as of the first Business Day after the date on which such officer’s certificate was required to have been delivered through the date of such delivery.

Level	Leverage Ratio	Applicable Base Rate Margin	Applicable Base LIBOR Margin	Commitment Fee
I	<2.5x	0.50%	1.50%	0.30%
II	>2.5x and < 3.25x	0.75%	1.75%	0.35%
III	>3.25x and < 4.00x	1.00%	2.00%	0.40%
IV	>4.00x and < 4.50x	1.50%	2.50%	0.45%
V	>4.50x	2.00%	3.00%	0.50%

Notwithstanding the above, if the Leverage Ratio reported in any officer’s certificate shall be determined to have been incorrectly reported, then the Applicable Margin shall be retroactively adjusted to reflect the rate that would have been applicable had the Leverage Ratio been correctly reported on such certificate; provided that any retroactive decrease in the Applicable Margin for any period shall only be made to the extent that the Borrower delivers an officer’s certificate setting forth the restated calculation of the Leverage Ratio not later than the earlier of (a) the first anniversary of the date such incorrect officer’s certificate is delivered and (b) the date the Commitments terminate or are terminated pursuant to this Credit Agreement.

“Approved Fund.”  Means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender that is not a Competitor or (c) an entity or an Affiliate of an entity that is not a Competitor that administers or manages a Lender.

“Arrangers.” Means Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC and RBC Capital Markets(1), each in its capacity as a joint lead arranger and book manager.

“Assignment and Assumption.”  An assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 15.2), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Authorized Officer.”  With respect to (i) delivering Loan Notices and similar notices, any person or persons that has or have been authorized by the Board of Directors of the Borrower to deliver such notices pursuant to this Credit Agreement and that has or have appropriate signature cards on file with the Administrative Agent, (ii) delivering financial information and officer’s certificates pursuant to this Credit Agreement, any Senior Designated Officer or the chief financial officer of TAL Group, and (iii) any other matter in connection with this Credit Agreement or any other Loan Document, any officer (or a person or persons so designated by any two officers) of the Borrower.

“Availability Termination Date.”  The earlier to occur of (i) the date of which the Commitments are terminated in full pursuant to Section 2.4 or Section 13.2 hereof and (ii) March 12, 2018.

“Bank of America.” This term shall have the meaning specified in the preamble of this Credit Agreement.

“Base Rate.”  At any time, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the LIBOR Rate plus 1.00%.  The “prime rate” is the rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loans.”  All or any portion of any Loan bearing interest calculated by reference to the Base Rate.

“Borrower.”  This term shall have the meaning set forth in the preamble of this Credit Agreement.

“Borrower Materials.” This term shall have the meaning specified in Section 8.1.

“Borrowing.”  Means a Revolving Borrowing or a Swing Line Borrowing, as the context may require.

(1)  RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

“Borrowing Base.”  At the relevant time of reference thereto, an amount set forth in the most recent Borrowing Base Report delivered to the Lenders pursuant to Section 8.1(i) which is equal to 80.00% of the Net Book Value of Eligible Containers of the Borrower.

“Borrowing Base Report.”  A Borrowing Base Report signed by an Authorized Officer of the Borrower and substantially in the form of Exhibit F hereto.

“Business Day.”  Any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any LIBOR Rate Loan, means any such day that is also a London Banking Day.

“Capitalized Leases.”  As to any Person, leases under which such Person is the lessee or obligor, the discounted remaining rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

“Capital Stock.”  Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateralize.”  Means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, as collateral for the obligations of the Lenders to fund participations in respect thereof, cash or deposit account balances, in each case pursuant to the documentation in form and substance satisfactory to the Administrative Agent.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents.”  Means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Permitted Liens):

(a)                                 readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)                                 time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System and has combined capital and surplus of at least $500,000,000, or (C) is a foreign commercial bank having combined capital and surplus of at least $250,000,000, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has a debt rating of “A” (or equivalent thereof) or higher by at least one nationally recognized statistical rating organization, in each case with maturities of not more than one hundred eighty (180) days from the date of acquisition thereof;

(c)                                  commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-2” (or the then equivalent grade) by Moody’s or at least “A-2” (or the then equivalent grade) by S&P, in each case with maturities of not more than one hundred eighty (180) days from the date of acquisition thereof; and

(d)                                 Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“Casualty Loss.”  With respect to any Eligible Container, as of any date of determination, any of the following events or conditions:

(a)                                 total loss or destruction thereof;

(b)                                 theft or disappearance thereof without recovery within ninety (90) days after such theft or disappearance becomes known to a Senior Designated Officer;

(c)                                  damage rendering such Eligible Container, as the case may be, unfit for normal use and, as determined by the Borrower in accordance with its normal policies and procedures, beyond repair at reasonable cost; or

(d)                                 any condemnation, seizure, forced sale or other taking of title to or use of such Eligible Container, as the case may be, by a Governmental Authority.

“Change of Control.”  The Borrower shall (a) consolidate or merge with or into any Person, unless (i) the Borrower or a Restricted Subsidiary is the surviving entity, and (ii) at least seventy percent (70%) of the consolidated assets of the Borrower and Restricted Subsidiaries following such consolidation or merger are held in connection with a Permitted Business, or (b) enter into or permit any purchase, sale, assignment, transfer, conveyance or other acquisition or disposition of assets which would result in less than seventy percent (70%) of the consolidated assets of the Borrower and Restricted Subsidiaries to be held in connection with a Permitted Business.

“Change in Law.” Means the occurrence, after the Closing Date, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street

Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Chassis.”  Any intermodal container chassis.

“Code.”  The United States Internal Revenue Code of 1986, as amended from time to time (and any successor statute thereto), and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code as in effect on the Effective Date, and any subsequent provisions of the code, amendments thereto or substituted therefrom.

“Collateral.”  All of the property, rights and interests of the Borrower that are or are intended to be subject to the Liens created by the Security Documents.

“Collateral Agent.”  Bank of America acting as collateral agent under the Security Documents.

“Commitment.”  With respect to each Lender, the amounts set forth on Schedule 1 hereto as the amounts of such Lender’s commitment to make Loans to the Borrower pursuant to this Credit Agreement, as the same may be reduced from time to time; or if such commitments are terminated pursuant to the provisions hereof, zero.

“Commitment Fee.”  This term shall have the meaning set forth in Section 5.1.1.

“Commitment Percentage.”  With respect to any Lender, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time. If the commitment of each Lender to make Loans has been terminated pursuant to this Credit Agreement or if the Aggregate Commitments have expired, then the Commitment Percentage of each Lender shall be determined based on the outstanding Loans. The initial Commitment Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1 hereto or on the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Commodity Exchange Act.”  Means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statutes.

“Company.”  Any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate).

“Competitor.”  Any Person engaged and competing with TAL Group, the Borrower or any of their respective Subsidiaries in the Container or Chassis leasing business; provided, however, that in no event shall any insurance company or commercial banking institution be deemed to be a Competitor unless such Person or any of its Affiliates is directly engaged in the operation of a Container or Chassis leasing business.

“Concentration Account.”  The bank accounts set forth on the Effective Date Officer’s Certificate as to which the Borrower is required to remit all funds on deposit in all collection accounts after the occurrence of an “Actionable Default” (as such term is defined in the Securitization Intercreditor Agreement) in accordance with the terms of the Securitization Intercreditor Agreement.

“Concentration Limits.”  As of each determination of the Borrowing Base, with respect to all Eligible Containers, the attributes set forth in clauses (i) through (ii) below:

(i) the sum of the Net Book Values of all Eligible Containers that are Standard Containers must equal or exceed an amount equal to seventy-five percent (75%) of the Aggregate Net Book Value; and

(ii) the sum of the Net Book Values of all Eligible Containers that are Special Containers or tank containers may not exceed twenty-five percent (25%) of the Aggregate Net Book Value.

“Connection Income Taxes.”  Means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated or consolidated.”  With reference to any term defined herein, shall mean that term as applied to the accounts of the applicable Person and its Restricted Subsidiaries, consolidated in accordance with GAAP.

“Consolidated Cash Interest Expense.”  For any period, the difference of (i) the aggregate Consolidated Interest Expense for such period, minus (ii) to the extent included in such aggregate Consolidated Interest Expense, and to the extent incurred by TAL Group or any of its Consolidated Subsidiaries, (a) amortization or write off of debt or equity issuance costs and deferred financing costs, (b) interest expense to the extent not paid in cash attributable to dividends in respect of all Preferred Equity of TAL Group and its Consolidated Subsidiaries that is not Disqualified Stock pursuant to Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity”, and (c) any non-cash interest expense related to (1) any interest expense that has not been paid in cash, (2) accrued interest on Disqualified Stock to the extent not paid, and (3) any incremental non-cash interest expense incurred by TAL Group or its Subsidiaries as the result of an accounting change in accordance with GAAP that occurs after the Effective Date, plus (iii) without duplication, cash interest payments made in such period (exclusive of any such cash payment funded with the proceeds of an equity offering or capital contribution) related to Consolidated Interest Expense that were deducted from Consolidated Cash Interest Expense in a prior period.

“Consolidated EBIT.”  For any period, means the sum of Consolidated Net Income, plus the following, without duplication, to the extent deducted in calculating such Consolidated Net Income:

(1)                                 all income tax expense of TAL Group and its Consolidated Subsidiaries, all taxes incurred by TAL Group and its Consolidated Subsidiaries in respect of the repatriation of income from jurisdictions outside the United States and all amounts paid by TAL Group and its Consolidated Subsidiaries pursuant to the terms of any tax sharing or similar agreement;

(2)                                 the Consolidated Interest Expense of TAL Group and its Consolidated Subsidiaries;

(3)                                 depreciation and amortization charges of TAL Group and its Consolidated Subsidiaries relating to any increased depreciation or amortization charges resulting from purchase accounting adjustments or inventory write-ups with respect to acquisitions or the amortization or write-off of deferred debt or equity issuance costs;

(4)                                 all other non-cash charges of TAL Group and its Consolidated Subsidiaries (other than depreciation expense) minus, with respect to any such non-cash charge occurring on or after the Effective Date that was previously added in a prior period to calculate Consolidated EBIT and that represents an accrual of or reserve for cash expenditures in any future period, any cash payments made during such period;

(5)                                 any non-capitalized costs incurred in connection with financings, acquisitions of Containers or Chassis or dispositions (including financing and refinancing fees and any premium or penalty paid in connection with redeeming or retiring Indebtedness prior to the stated maturity thereof pursuant to the agreements governing such Indebtedness); and

(6)                                 all non-cash expenses attributable to Incentive Arrangements;

in each case, for such period and as determined on a consolidated basis in accordance with GAAP.

“Consolidated EBIT to Consolidated Cash Interest Expense Ratio.”  As of any date of determination, means the ratio of (a) the aggregate amount of Consolidated EBIT for the period of the most recent four consecutive fiscal quarters ending on or prior to the date of such determination to (b) Consolidated Cash Interest Expense for such four fiscal quarters.

“Consolidated Funded Debt.”  As of any date of determination, the total amount, without duplication, of: (1) the principal amount outstanding under all Indebtedness (other than any Permitted Hedging Agreement) of TAL Group and its Consolidated Subsidiaries; (2) all Finance Lease obligations, as lessee, of TAL Group and its Consolidated Subsidiaries; and (3) the aggregate of the present values of future rental payments under any lease of any Container which TAL Group or any of its Consolidated Subsidiaries is the lessee and (i) that is treated by the lessee as an operating lease rather than a capital lease in accordance with GAAP, and (ii) in respect of which the lessor retains or obtains ownership of the property so leased for federal income tax purposes, in the event, but only in the event, that the aggregate of such present values shall be in excess of Twenty-Five Million Dollars ($25,000,000).

“Consolidated Interest Expense.”  For any period, the aggregate of the interest expense of TAL Group and its Consolidated Subsidiaries for such period, on a Consolidated basis, as determined in accordance with GAAP, and including, without duplication: (a) all amortization or accretion of original issue discount; (b) the interest component of payments on Capitalized

Leases paid, accrued and/or scheduled to be paid or accrued by TAL Group and its Consolidated Subsidiaries during such period; and (c) net cash costs under all Hedging Agreements to which TAL Group or any of its Consolidated Subsidiaries is a party (including amortization of fees).

“Consolidated Net Income.”  For any period, the aggregate net income (or loss) of TAL Group and its Consolidated Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall be not be included in such Consolidated Net Income:

(1)                                 any gain (or loss) realized upon the sale or other disposition of assets (other than Containers, Chassis and Related Assets) of TAL Group or any Consolidated Subsidiary or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(2)                                 extraordinary gains or losses, as determined in accordance with GAAP;

(3)                                 income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

(4)                                 the cumulative effect of a change in accounting principles, as determined in accordance with GAAP;

(5)                                 any adjustments, restructuring costs, non-recurring expenses, nonrecurring fees, non-operating expenses, charges or other expenses (including bonus and retention payments and non-cash compensation charges incurred in connection with acquisitions of Containers and/or Chassis);

(6)                                 Systems/Organizational Establishment Expenses; and

(7)                                 any net income (or loss) of any Person (other than TAL Group) if such Person is not a Restricted Subsidiary of TAL Group; provided, that TAL Group, or any of its Consolidated Subsidiary’s, equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to TAL Group or such Consolidated Subsidiary as a dividend or other distribution; in each case, for such period.

“Consolidated Subsidiaries.” With respect to any Person, each Restricted Subsidiary of such Person that is required to be consolidated with such Person in accordance with GAAP.

“Consolidated Tangible Net Worth.”  As of any date of determination, the excess of: (a) the tangible assets of TAL Group and its Consolidated Subsidiaries calculated in accordance with GAAP plus the aggregate amount of Consolidated Funded Debt of the type specified in clause (3) of the definition of Consolidated Funded Debt, over (b) all Indebtedness (other than any Permitted Hedging Agreement) of TAL Group and its Consolidated Subsidiaries; provided, however, that (i) in no event shall there be included in the above calculation any intangible assets such as patents, trademarks, trade names, copyrights, licenses, goodwill, organizational costs, amounts relating to covenants not to compete, or any impact from applications of FASB 133, and (ii) securities included as such intangible assets shall be taken into account at their current market price or cost, whichever is lower.

“Container.”  Any marine and maritime container (including dry cargo containers, refrigerated containers (including the associated generator sets, gps units and refrigeration units), Special Containers and tank containers) or intermodal container chassis or trailer to which the Borrower has good title and that is held for lease or sale.

“Container Management System.”  The “TERMS 2000” tracking and billing system, and any upgrade of, successor to, or replacement for, such system.

“Container Representations and Warranties.”  As to each Eligible Container, all of the following:

(a)                                 Specifications.  As of the date of its manufacture, such Eligible Container conformed to the Borrower’s standard specifications for that category of Container and to any applicable industry standards;

(b)                                 Rights to Leases.  The rights with respect to each Lease included in the Related Assets for such Eligible Container are either (i) assignable without the consent of the related Lessee or any other Person or subject to consents that will have been obtained on or before the Closing Date or any later date that any Eligible Container is added or substituted pursuant to the definition of “Eligible Container” or (ii) subject to a one hundred percent (100%) participation interest in favor of the Administrative Agent or Collateral Agent, on behalf of the Lenders;

(c)                                  Lessee Acceptance.  With respect to such Eligible Container that is subject to a Lease on the Closing Date or such later date referred to above, the related Lessee has, to the best of the Borrower’s knowledge, received and taken possession of such Eligible Container;

(d)                                 Lease Files.  Each Lease is stored in the Borrower’s offices located in Purchase, New York and is subject to its customary security and safekeeping procedures;

(e)                                  Master Lease Arrangements.  In the case of each Lease which consists of a master lease and one or more addenda or schedules thereto, such addenda or schedules each constitute a separate contractual lease obligation of the related Lessee;

(f)                                   Chattel Paper.  With respect to each Lease, aside from any originally executed counterpart of each Lease in the possession of the Lessee, all other originally executed counterparts of such Lease are in the possession of the Borrower;

(g)                                  Lessees.  No Lessee is an Affiliate of the Borrower;

(h)                                 Registration.  Such Eligible Container’s registration mark (four letter prefix) has been registered in the name of the Borrower in the official register of the

Bureau International des Containers (Paris), and all Chassis and trailers which, under applicable law, are required to be registered, are properly registered under applicable state law in the name of the Borrower or TAL International Titling Trust, and all Chassis, the ownership of which, under applicable law, is evidenced by a certificate of title, is properly titled in the name of the Borrower or TAL International Titling Trust, with the Administrative Agent’s Lien noted thereon.

(i)                                     Non-Cancelable and Assignable.  If any Lease in respect of such Eligible Container is a Finance Lease, such Finance Lease provides that (i) the Lessee’s obligations thereunder are non-cancelable, unconditional and not subject to any right of set-off, rescission, counterclaim, offset, reduction or recoupment and (ii) the Lessee is responsible for all taxes, maintenance and insurance and assumes all risk of Casualty Loss;

(j)                                    Compliance with Law.  The Lease complied in all material respects at the time it was originated with all legal requirements of the jurisdiction in which it was originated; and

(k)                                 Return of Container.  Each Lease provides for the return of the related Eligible Containers upon its expiration or earlier termination (unless the Lessee complies with the terms of any purchase option contained therein).

“Contingent Obligation.”  As to any Person, means any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the lesser of (x) the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith and (y) the stated amount of such Contingent Obligation.

“Control.”  The possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Agreement.”  This Credit Agreement, dated as of March 12, 2013 among the Borrower, the Lenders and the Administrative Agent, including the Schedule and Exhibits hereto (as amended, supplemented or otherwise modified in accordance with the terms hereof).

“Credit and Collection Policy.”  This term shall have the meaning set forth in Section 7.21.

“Credit Party.”  The Borrower, each of the Guarantors and each of the Borrower’s Restricted Subsidiaries (other than a Special Purpose Vehicle).

“Debtor Relief Laws.”  Means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default.”  This term shall have the meaning set forth in Section 13.1.

“Defaulting Lender.”  Subject to Section 4.7(b), any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within two Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination in good faith that one or more conditions precedent to funding in Section 11 or Section 12, as applicable (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination in good faith that one or more conditions precedent to funding in Section 11 or Section 12, as applicable (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has been satisfied, (c) has notified the Borrower, the Administrative Agent or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lenders’ obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination in good faith that a condition precedent to funding in Section 11 or Section 12, as applicable (which condition precedent, together with any applicable Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (d) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (e) that has (x) become (or has had its direct or indirect parent become) the subject of a proceeding under Federal Bankruptcy Code or any other Debtor relief Laws, or (y) had appointed for it (or has had appointed for its direct or indirect parent) a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Persons charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (e) above, and the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.7(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the Swing Line Lender and each Lender promptly following such determination.

“Designated Event of Default.”  The occurrence of (i) any Event of Default of the type set forth in Section 13.1(a), 13.1(b), 13.1(e), 13.1(h), 13.1(i); 13.1(j) or 13.1(l) hereof, (ii) an Event of Default of the type set forth in Section 13.1(d) hereof, but only if it involves an Obligation in excess of One Million Dollars ($1,000,000) that is not being contested in good faith by the Borrower or (iii) an event of default (or similar term) by the Borrower or any of its Restricted Subsidiaries under any Specified Hedging Agreement.

“Disqualified Stock.”  With respect to any Person means that portion of any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event that would constitute a change of control of the Borrower), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except in each case, upon the occurrence of a change of control of the Borrower) on or prior to the first anniversary of the final maturity date of the Loans for cash or is convertible into or exchangeable for debt securities of TAL Group or any of its Consolidated Subsidiaries at any time prior to such anniversary.

“Dollars or $.”  Dollars in lawful currency of the United States of America.

“Domestic Subsidiary.”  Any Subsidiary of the Borrower that is incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia; provided that the term “Domestic Subsidiary” shall not include any such Person whose only assets (other than insignificant assets) consist of Capital Stock of a person that is not organized under the laws of the United States of America, any State thereof or the District of Columbia. As of the Effective Date, Intermodal Equipment Inc. is the only such excluded Domestic Subsidiary referred to in the above proviso.

“Effective Date.”  March 12, 2013.

“Effective Date Officer’s Certificate.”  The certificate of an Authorized Officer delivered on the Effective Date pursuant to Section 11.2.

“Eligible Assignee.”  Any of the following: (i) a Lender; (ii) an Affiliate (that is not a Competitor) of a Lender; (iii) an Approved Fund (that is not a Competitor), (iv) any insurance company or commercial banking institution, in each case, that is not a Competitor; and (v) any other Person (other than a natural person) approved by the Borrower and the Administrative Agent (each such approval not to be unreasonably withheld or delayed, except by the Borrower in the case of a Competitor); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include TAL Group, the Borrower or any of their Affiliates or a Defaulting Lender or any of their Affiliates.

“Eligible Container.”  As of any relevant date of determination, each Container which, individually or, in the case of clauses (f) and (g), collectively when considered with all other Eligible Containers, shall comply with each of the following requirements:

(a)                                 such Container substantially conforms to the standard specifications used by the Borrower for Containers purchased for its own account, for that category of Container and to any commonly applied standards promulgated by the International Organization for Standardization (ISO) and the International Convention for Safe Containers (CSC) as of the date of manufacture thereof;

(b)                                 such Container shall comply with all of the Container Representations and Warranties;

(c)                                  such Container shall not have suffered a Casualty Loss;

(d)                                 the Collateral Agent has a perfected first priority security interest in such Container and the proceeds thereof, prior to all Liens other than Permitted Liens;

(e)                                  such Container shall be free and clear of all Liens except for Permitted Liens;

(f)                                   the inclusion of that Container in the calculation of the Borrowing Base (on any date on or prior to the Availability Expiration Date on which the Borrowing Base shall be determined) shall not result in a violation of any Concentration Limit; and

(g)                                  if such Container is then subject to a Lease, the Collateral Agent has a perfected first priority security interest in such Lease, and such Lease shall (i) substantially contain the general trading terms the Borrower uses in the normal course of its business and (ii) have arisen in the ordinary course of the Borrower’s business.

“Eligible Investments.”  Book-entry securities, negotiable instruments or securities represented by instruments in bearer or registered form, which evidence:

(a)                                 direct obligations of, and obligations fully guaranteed as to the full and timely payment by, the United States of America;

(b)                                 demand deposits, time deposits or certificates of deposit of any depository institution or trust company incorporated under the laws of the United States of America or any State thereof and subject to supervision and examination by Federal or State banking or depository institution authorities; provided, however, that at the time of the investment or contractual commitment to invest therein, the commercial paper or other short-

term unsecured debt obligations (other than such obligations the rating of which is based on the credit of a Person other than such depository institution or trust company) thereof shall be rated “A-1+” by S&P and “Prime-1” by Moody’s;

(c)                                  commercial paper that, at the time of the investment or contractual commitment to invest therein, is rated “A-1+” by S&P and “Prime-1” by Moody’s;

(d)                                 bankers’ acceptances issued by any depository institution or trust company referred to in clause (b) above;

(e)                                  repurchase obligations with respect to any security pursuant to a written agreement that is a direct obligation of, or fully guaranteed as to the full and timely payment by, the United States of America or any agency or instrumentality thereof the obligations of which are backed by the full faith and credit of the United States of America, in either case entered into with (i) a depository institution or trust company (acting as principal) described in clause (b) or (ii) a depository institution or trust company the deposits of which are insured by the Federal Deposit Insurance Corporation and whose commercial paper or other short-term unsecured debt obligations are rated “A-1+” by S&P and “Prime-1” by Moody’s and long-term unsecured debt obligations are rated “AAA” by S&P and “Aaa” by Moody’s;

(f)                                   money market mutual funds registered under the Investment Company Act having a rating, at the time of such investment, from each of S&P and Moody’s in the highest investment category granted thereby; and

(g)                                  any other investment as may be acceptable to the Administrative Agent, as evidenced by the Administrative Agent’s prior written consent to that effect.

“Environmental Law.”  Any applicable local, state, federal, or other laws in the United States of America, or any other laws relating to the environment or natural resources or the regulation of releases or threatened releases of Hazardous Substances into ambient air, water, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of Hazardous Substances, and all rules, orders and regulations currently promulgated thereunder.

“Environmental Claim.”  Any and all administrative, regulatory or judicial actions, suits, orders, claims or proceedings under any Environmental Law or any permit issued under any such Environmental Law (for purposes of this definition, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“ERISA.”  The Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Credit Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate.”  Each trade or business, whether or not incorporated, which together with the Borrower or a Restricted Subsidiary of the Borrower would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event.”  Means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon  the Borrower or any ERISA Affiliate.

“Event of Default.”  This term shall have the meaning set forth in Section 13.1.

“Executive Order.”  This term shall have the meaning set forth in Section 7.20.

“Excluded Hedging Obligation.” Means, with respect to any Guarantor, any Hedging Obligations  if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Hedging Obligations (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Hedging Obligations.  If a Hedging Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedging Obligation that is attributable to swaps for which such guarantee or security interest becomes illegal.

“Excluded Taxes.” Any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 16.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 5.2.2(a)(ii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.2.2(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Extensions of Credit.”  As to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding and (b) such Lender’s Commitment Percentage of the principal amount of the Swing Line Loans then outstanding.

“FATCA.”  Means Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Bankruptcy Code.”  Title 11, United States Code as in effect from time to time (and any successor thereto).

“Federal Funds Rate.” Means for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter.”  That certain Fee Letter, dated as February 6, 2013, among the Administrative Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated and the Borrower.

“Fees.”  All fees detailed in Section 5.1 and in the Fee Letter.

“Finance Lease.”  Any lease that is classified as a “direct financing lease” pursuant to GAAP.

“Financial Affiliate.”  A Subsidiary of the bank holding company controlling any Lender, which Subsidiary is engaging in any of the activities permitted by Section 4(e) of the Bank Holding Company Act of 1956 (12 U.S.C. Section 1843).

“Foreign Assets Control Regulations.”  This term shall have the meaning set forth in Section 7.20.

“Fronting Exposure.”  Means, at any time there is a Defaulting Lender, with respect to the Swing Line Lender, such Defaulting Lender’s Commitment Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund.”  Means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Date.”  Each date on which any Loan is made in accordance with the terms set forth in this Credit Agreement.

“Funding Indemnity Letter.”  Means a funding indemnity letter, substantially in the form of Exhibit P.

“GAAP or Generally Accepted Accounting Principles.”  Accounting principles which are consistent with the principles promulgated or adopted from time to time by the Financial Accounting Standards Board, its committees and its predecessors, including applicable statements and interpretations issued by the American Institute of Certified Public Accounting or its committees.

“Governmental Authority.”  Any foreign, federal, state, regional, local, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator.

“Guarantor.”  Means TAL Group and any Subsidiary which delivers a Guaranty.

“Guaranty.”  The Guaranty, dated as of March 12, 2013, by TAL Group, in favor of the Administrative Agent for the benefit of the Lenders (as may be amended, restated, supplemented or modified from time to time).

“Hazardous Substances.”  Those substances or materials that are prohibited, limited or regulated by any Environmental Law.

“Hedge Counterparty.”  Any Lender hereunder or an Affiliate thereof.

“Hedging Agreement.”  Any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate futures contract, interest rate option agreement, interest rate exchange agreement, forward currency exchange agreement, forward rate currency agreement, forward commodity contract, commodity swap, commodity option or other similar agreement or arrangement.

“Hedging Obligations.”  Means, with respect to any Person, the obligations of such Person under the Hedging Agreements.

“Incentive Arrangements.”  Any (a) earn-out agreements, (b) stock appreciation rights, (c) “phantom” stock plans, (d) employment agreements, (e) non-competition agreements and (f)

incentive and bonus plans entered into by TAL Group or any of its Consolidated Subsidiaries for the benefit of, and in order to retain, executives, officers or employees of Persons or businesses.

“Indebtedness.”  As to any Person, without duplication, means (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money, (ii) all obligations of such Person in respect of letters of credit, bankers’ acceptances, and bank guaranties issued for the account of such Person, (iii) all indebtedness of the types described in clause (i), (ii), (iv), (v) or (vi) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the lesser of (A) the outstanding amount of such Indebtedness and (B) the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iv) the aggregate amount of all capitalized lease obligations of such Person, (v) all Contingent Obligations of such Person, (vi) as of any date of determination, all obligations under any interest rate hedging or under any similar type of agreement to the extent of the amount due if such agreement were to be terminated on such date of determination, and (vii) all obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are either (x) not overdue by 90 days or more or (y) being contested in good faith by appropriate proceedings promptly instituted and diligently conducted).

“Indemnified Liabilities.”  This term shall have the meaning set forth in Section 16.3(a).

“Indemnified Taxes.”  Means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees.” This term shall have the meaning set forth in Section 16.3(a).

“Indenture Trustee.”  Any Indenture Trustee under any Master Indenture Document.

“Independent Accountant.”  Any “Big 4” or other nationally or regionally recognized accounting firm that is reasonably acceptable to the Administrative Agent and that is independent with respect to TAL Group and its Subsidiaries within the meaning of the Securities Act of 1933, as amended, and the applicable published rules and regulations thereunder.

“Intercompany Note.”  A promissory note evidencing intercompany loans (other than intercompany Indebtedness pursuant to the Master Indenture Documents or any other Permitted Securitization) made pursuant to Section 9.4(v), substantially in the form of Exhibit J hereto.

“Intercompany Subordination Agreement.”  That certain Intercompany Subordination Agreement, among the Borrower and its Subsidiaries, dated as of the Effective Date, in favor of the Administrative Agent for the benefit of the Lenders, as such agreement may be amended, modified, restated or supplemented from time to time in accordance with its terms.

“Interest Period.”  With respect to each LIBOR Rate Loan, as selected by the Borrower pursuant to Section 2.2 hereof, a period of one (1), two (2), three (3), or six (6) months with respect to such LIBOR Rate Loan, or such other period that is twelve (12) months or less requested by the Borrower and consented to by all of the Lenders; provided that:

(a)                                 the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the next preceding Interest Period expires;

(b)                                 any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(c)                                  any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(d)                                 no Interest Period shall extend beyond the Availability Termination Date; and

(e)                                  there shall be no more than ten (10) different Interest Periods applicable to LIBOR Rate Loans outstanding at any time.

“Investments.”  Any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition for value of Capital Stock, Indebtedness or other similar instruments issued by any Person. In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise; and (d) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

“IRS.”  Means the United States Internal Revenue Service.

“Lease.”  All leases or contracts for use or hire of a Container, Chassis or other assets by a Lessee and TAL Group or any of its Consolidated Subsidiaries, as lessor, including, without limitation, Finance Leases.

“Lender Affiliate.”  With respect to any Lender, an Affiliate of such Lender.

“Lenders.”  Bank of America and the other lending institutions listed on Schedule 1 hereto and any other Person who becomes an assignee of any rights and obligations of a Lender pursuant to Section 15 and, unless the context requires otherwise, the Swing Line Lender.

“Lending Office.”  As to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time notify the Borrower and the Administrative Agent.

“Lessee.”  Any obligor under a Lease.

“Leverage Ratio.”  As of a date of determination, the ratio of (a) Consolidated Funded Debt to (b) Consolidated Tangible Net Worth.

“LIBOR Rate.”  (a)                                       For any Interest Period with respect to a LIBOR Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate  or the successor thereto if the British Bankers Association is no longer making a LIBOR Rate available (“LIBOR”), as published by Reuters (or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in the same funds in the approximate amount of the LIBOR Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the commencement of such Interest Period; and

(b)                                 for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) LIBOR, at approximately 11:00 a.m., London time determined two (2) London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one (1) month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in the same day funds in the approximately amount of the Base Rate Loan being made or maintained and with a term equal to one (1) month would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination.

“LIBOR Rate Loan.”  A Loan bearing interest calculated by reference to the LIBOR Rate.

“Lien.”  Any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or other), charge, preference, priority or other security agreement of any kind or nature whatsoever (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any similar recording or notice statute (other than any unauthorized notice filing for which there is not otherwise any underlying Lien or obligation), and any lease having substantially the same effect as the foregoing).

“Loan.”  Individually, any Revolving Credit Loan or Swing Line Loan and Loans means, collectively, all of such Loans.

“Loan Documents.”  This Credit Agreement, the Notes, each Guaranty, the Securitization Intercreditor Agreement, the Intercompany Subordination Agreement, the Fee Letter, any Trust Agreement and the Security Documents and each certificate, agreement or document executed by a Credit Party and delivered to the Administrative Agent or any Lender in connection with or pursuant to the foregoing.

“Loan Notice.”  This term shall have the meaning set forth in Section 2.2.

“London Banking Day.”  Any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Majority Lenders.”  As of any date of determination, any single Lender or multiple Lenders having Commitments in the aggregate in excess of fifty percent (50%) of the Aggregate Commitments or, if the Commitments have been terminated, any single or multiple Lenders holding in the aggregate more than fifty percent (50%) of the aggregate outstanding Extensions of Credit; provided that the Commitment of, and the portion of the outstanding Extensions of Credit held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders; provided that, the amount of any participation in any Swing Line Loan that such Defaulting Lender has failed to fund that has not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender in making such determination.

“Management Agreement.”  Each of the following (i) the Amended and Restated Management Agreement, dated as of April 12, 2006, between the Borrower and TAL Advantage I LLC, (ii) that certain Management Agreement, dated as of March 27, 2008, between the Borrower and TAL Advantage II LLC, (iii) that certain Management Agreement, dated as of October 23, 2009, between the Borrower and TAL Advantage III LLC, (iv) that certain Management Agreement, dated as of June 28, 2010, between the Borrower and TAL Advantage IV LLC, and (v) that certain Management Agreement, dated as of February 27, 2013, between the Borrower and TAL Advantage V LLC, together with any similar agreements executed in connection with a Permitted Securitization.

“Margin Stock.”  This term shall have the meaning provided in Regulation U.

“Master Indenture.”  Each of (i) the Amended and Restated Indenture, dated as of April 12, 2006, between TAL Advantage I LLC and U.S. Bank National Association, as indenture trustee, (ii) the Indenture, dated as of March 27, 2008, between TAL Advantage II LLC and U.S. Bank National Association, a national banking association, (iii) the Indenture, dated as of October 23, 2009, between TAL Advantage III LLC, and Wells Fargo Bank, National Association, as the Indenture Trustee, (iv) the Indenture, dated as of June 28, 2010, between TAL Advantage IV LLC, and Wells Fargo Bank, National Association, as the Indenture Trustee, (iv) the Indenture dated July 27, 2012 between TAL Finance I LLC and Wells Fargo Bank,

National Association, as the Indenture Trustee together with any similar indentures executed in connection with a Permitted Securitization, and (v) the Indenture dated as of February 27, 2013 between TAL Advantage V LLC and Wells Fargo Bank, National Association, as the Indenture Trustee.

“Master Indenture Documents.”  The Master Indenture and all other “Transaction Documents” (as such term is defined in the Master Indenture), in each case, as amended, supplemented, replaced, extended or otherwise modified from time to time.

“Material Adverse Effect.”  With respect to any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding):

(a)                                 a material adverse effect on the business, financial condition or operations of the Borrower and its Restricted Subsidiaries taken as a whole; or

(b)                                 a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of the Borrower or any Guarantor to perform its respective monetary obligations under any Loan Documents.

“Moody’s.”  Moody’s Investor Service, Inc., and any successor thereto.

“Multiemployer Plan.”  Any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Multiple Employer Plan.”  A Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Book Value.”  As of any date of determination, with respect to an Eligible Container, the amount equal to (a) the Original Equipment Cost thereof minus (b) the Accumulated Depreciation thereon measured as of the last day of the immediately preceding month.

“Non-Defaulting Lender.” At any time, any Lender that is not a Defaulting Lender at such time.

“Non-U.S. Lender.”  Means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Notes.”  Collectively the Revolving Credit Notes and the Swing Line Note and Note means any of such Notes.

“Obligations.”  All advances to, and debts, liabilities, obligations, covenants and duties of, TAL Group, any Subsidiary Guarantor or the Borrower arising under any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest (including post petition interest) and fees that accrue after the commencement by or against TAL Group or the Borrower of any proceeding under any the Bankruptcy Code of the United States, or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Debtor Relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.  Notwithstanding any provision hereof or in any other Loan Document to the contrary, the “Obligations” shall not include any Excluded Hedging Obligations.

“Original Equipment Cost.”  As of any date of determination for any Eligible Container, an amount equal to the sum of (i) the greater of (A) the vendor’s or manufacturer’s invoice price of such Chassis or Container and (B) with respect to those Chassis and Containers that were acquired by Borrower through an asset purchase or other acquisition, the purchase price allocated to such Chassis or Container by Borrower in the acquisition of such Chassis or Container, plus (ii) reasonable and customary inspection, transport and initial positioning costs necessary to put such Container or Chassis in service, plus (iii) the cost of any improvement to such Container that has been capitalized in accordance with GAAP.

“Other Connection Taxes.” With respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes.”  Means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 16.13).

“Participant.”  This term shall have the meaning set forth in Section 15.4 hereof.

“Patriot Act.”  This term shall have the meaning set forth in Section 16.15.

“Payment Date.”  With respect to any payment one of the following: (i) as to Commitment Fees and interest payments on any Base Rate Loan, the last Business Day of the calendar quarter with respect to interest accrued during such calendar quarter; (ii) as to interest payments on any LIBOR Rate Loan in respect of which the Interest Period is (a) three months or less, the last day of such Interest Period and (b) more than three months, (x) the date that is three months from the first day of such Interest Period, (y) if occurring prior to the last day of such

Interest Period, each date that is three months from the previous Payment Date and, in addition, the last day of such Interest Period or (iii) as to principal payments, the Availability Termination Date (or, as to any Swing Line Loan, such earlier date as to which the Swing Line Lender may demand payment).

“PBGC.”  The Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Pension Act.”  Means the Pension Protection Act of 2006.

“Pension Funding Rules.” Means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan.” Means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Business.”  The purchase, operation, management, administration, storage, leasing, financing and sale of equipment and other capital assets which are used in connection with the intermodal transportation of freight by containers and related assets and any activities that are substantially similar, related, complementary, ancillary or incidental thereto. Such equipment and other capital assets shall include, without limitation, intermodal containers, chassis, port equipment, harbor vessels, trucks, cranes and other equipment and other capital assets used in connection with the container related transportation of freight. The logistics business, management services business, the purchase and resale business, the static storage business, the finance lease business and all other businesses and activities engaged in by the Borrower or its Subsidiaries on the Effective Date, and any activities that are substantially similar, related, complementary, ancillary or incidental thereto or extensions thereof, are also deemed to be a Permitted Business. For the avoidance of doubt, all activities contemplated by the Master Indenture Documents and all activities related to a Permitted Securitization shall be deemed to be a “Permitted Business” hereunder. While the parties intend for this definition to be interpreted broadly, they agree, however, that the purchase, operation, storage, leasing, financing and sale of international container ships shall not be considered a “Permitted Business” hereunder.

“Permitted Hedging Agreement.”  A Hedging Agreement to which the Borrower or any of its Restricted Subsidiaries is a party so long as such Hedging Agreement, (a) is designed to protect such Person against fluctuations in those interest rates, exchange rates, forward rates or commodity prices that normally arise in connection with such Person’s ordinary course of business or as otherwise required to be entered into by such Person pursuant to, and in accordance with, the terms of any Loan Document, and (b) is a bona fide hedging activity and is not for speculative purposes.

“Permitted Indebtedness.”  This term shall have the meaning set forth in Section 9.4 hereof.

“Permitted Liens.”  This term shall have the meaning set forth in Section 9.3 hereof.

“Permitted Securitization.”  Each of (A) the transactions effected or to be effected from time to time pursuant to the Master Indenture Documents, and (B) any other transaction pursuant to which (i) the Borrower and/or its Respective Subsidiaries either (x) sells, conveys or otherwise transfers, or grants a security interest in, containers or chassis, leases and other related assets or (y) sells, conveys, issues or otherwise transfers or grants a security interest in a SUBI, in either case, to a Special Purpose Vehicle or any other Person (other than the Borrower or any of its respective Subsidiaries), (ii) such Special Purpose Vehicle or such other Person issues Indebtedness (or interests therein) that is secured by such containers or chassis, leases and other related assets (or by a SUBI), (iii) neither the Borrower nor any of its Restricted Subsidiaries (other than a Special Purpose Vehicle) has any obligation to maintain such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than those related to or incidental to the relevant Permitted Securitization) and (iv) none of the holders of the related Indebtedness shall have recourse to the Borrower or any of its Restricted Subsidiaries (other than a Special Purpose Vehicle) for credit losses on leases or the inability of the containers or chassis, in each case subject to the Permitted Securitization, to generate sufficient cash flow to repay such Indebtedness issued by such entity.

“Permitted Transaction.  Any of the following transactions; provided that immediately prior to and after consummation of such transaction, the Borrower shall be in compliance with Section 6.2:

(i)                                     any Permitted Securitization, including, without limitation, any sale, contribution or other transfer of Containers, Chassis, Leases and Related Assets in connection with a Permitted Securitization from time to time so long as no Default or Event of Default is then continuing (or would result from such sale, contribution or transfer of containers, chassis, leases and related assets or a SUBI);

(ii)                                  any Lease in the ordinary course of business;

(iii)                               any merger, consolidation, dissolution or liquidation of any Restricted Subsidiary of the Borrower with and into the Borrower (so long as the Borrower is the surviving corporation of such merger, consolidation, dissolution or liquidation);

(iv)                              any merger, consolidation, dissolution or liquidation of any Restricted Subsidiary of the Borrower with and into any other Restricted Subsidiary of the Borrower;

(v)                                 any sale, assignment, transfer, conveyance or other disposition of assets by the Borrower to any Guarantor;

(vi)                              any sale, assignment, transfer, conveyance or other disposition of assets by any Restricted Subsidiary of the Borrower to the Borrower or any other Restricted Subsidiary of the Borrower;

(vii)                           any sale, assignment, transfer, conveyance or other disposition by the Borrower or any Restricted Subsidiary of the Borrower of any Cash Equivalents;

(viii)                        any disposition of used, obsolete, uneconomic, worn-out or surplus assets of the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(ix)                              any sale, assignment, transfer, conveyance or other disposition by the Borrower or any Restricted Subsidiary of the Borrower of Containers, Chassis or other assets to their respective Lessees in the ordinary course of business pursuant to (A) a Finance Lease that is originated in the ordinary course of business, (B) a purchase option contained in any Lease with such Lessee that was originated in the ordinary course of business or (C) any other arm’s length transaction with a Person that is not an Affiliate of the Borrower entered into in the ordinary course of business; and

(x)                                 any other sale or disposition by the Borrower or any Restricted Subsidiary of the Borrower of Containers, Chassis or other assets that will result in net sales proceeds (after deducting any costs incurred in connection with each such sale) of not less than the sum of the net book values, determined in accordance with GAAP, of the Containers, Chassis or other assets that were sold.

“Person.”  An individual, any partnership, a corporation, a joint venture, a trust, an unincorporated organization, or a government or any agency or political subdivision thereof.

“Plan.”  Any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform.”  This term has the meaning specified in Section 8.1.

“Preferred Equity.”  With respect to the Capital Stock of any Person means Capital Stock of such Person (other than common stock of such Person) of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to Capital Stock of any other class of such Person.

“Public Lender.”  This term has the meaning specified in Section 8.1.

“Recipient.”  The Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder.

“Record.”  Any grid attached to a Note, or the continuation of any such grid, or any other similar record, including computer records, maintained by the Administrative Agent with respect to any Loan referred to in such Note.

“Refinance.”  In respect of any security or Indebtedness, means to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. Refinanced and Refinancing shall have correlative meanings.

“Refinancing Indebtedness.”  Any Refinancing by the Borrower or any Restricted Subsidiary of the Borrower of Indebtedness permitted by or incurred in accordance with clause (i), (ii), (v), (vi), (vii), (viii), (ix), (xii), (xiv), (xv) or (xvi) of Section 9.4, in each case that does not:

(1)                                 have an aggregate principal amount (or, if such Indebtedness is issued with original issue discount, an aggregate offering price) greater than the sum of (x) the aggregate principal amount of the Indebtedness being Refinanced (or, if such Indebtedness being Refinanced is issued with original issue discount, the aggregate accreted value) as of the date of such proposed Refinancing plus (y) the amount of fees, expenses, premium, defeasance costs and accrued but unpaid interest relating to the Refinancing of such Indebtedness being Refinanced; or

(2)                                 create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced.

“Register.”  This term shall have the meaning set forth in Section 15.3.

“Regulation T.”  Regulation T of the Board of Governors of the Federal Reserve System as from to time in effect and any successor to all or any portion thereof.

“Regulation U.”  Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X”.  Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or any portion thereof.

“Related Assets.” With respect to any Container owned by any Person: (i) all casua1ty proceeds, Sales Proceeds (as defined in the Security Agreement) and Container Revenues (as defined in the Security Agreement) accrued, (ii) all right, title and interest in and to, but none of the obligations under, any agreement with the manufacturer of such Container or any third party with respect to such Container and all amendments, additions and supplements made with respect to such Container, (iii) all right, title and interest in and to any Lease to which such Container is subject (to the extent, but only to the extent) that Lease relates to such Container), including, without limitation, such Person’s interest under all amendments, additions and supplements thereto, (iv) a1l other security interests or liens and property subject thereto from time to time purporting to secure payment of a Lease (to the extent, but only to the extent, attributable to such Container), (v) all letters of credit, guarantees, Supporting Obligations (as defined in the Security Agreement) and other agreements or arrangements of whatever character from time to time supporting or securing payment of any Lease (to the extent, but only to the extent, attributable to such Container), (vi) all books and records relating to such Container, (vii) all payments, proceeds and income of the foregoing or related thereto; (viii) any agreement with the manufacturer of such Container, and all amendments, additions and supplements made with respect to such Container, to the extent, but only to the extent, relating to such Container, and (ix) all rights under UCC financing statements or documents of similar import evidencing a security interest in favor of such Person with respect to such Container.

“Related Parties.”  With respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event.”  Means any of the events set forth in Section 4043(c) of ERISA, other than events for which thirty (30) day notice period has been waived.

“Restricted Subsidiary.”  With respect to any Person, any Subsidiary of such Person that is not an Unrestricted Subsidiary of such Person.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of the Borrower or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“Returns.”  This term shall have the meaning set forth in Section 7.17.

“Revolving Borrowing.”  Means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of LIBOR Rate Loans, having the same Interest Period made by each Lender pursuant to Section 2.2.

“Revolving Credit Facility.”  The revolving credit facility established under Section 2.1 hereof.

“Revolving Credit Loan.”  Any loan made by a Lender to the Borrower pursuant to Section 2.1 hereof, and all such loans collectively as the context requires.

“Revolving Credit Note.”  Any Revolving Credit Note made by the Borrower and payable to the order of a Lender, substantially in the form of Exhibit C-1 hereto, evidencing the Revolving Credit Loans made by such Lender, and any amendments and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Revolving Credit Period.”  The period commencing on the Effective Date and ending on the Availability Termination Date.

“SEC.”  The United States Securities and Exchange Commission.

“Secured Obligations.”  Collectively, (a) the Obligations and (b) any obligations under or arising out of Specified Hedging Agreements that have been or will be entered into by Borrower with any Hedge Counterparty from time to time; provided that, no obligations under or arising out of any Hedging Agreement which are secured by any Lien on any property or assets other than the Collateral shall be Secured Obligations.

“Secured Parties.”  The Administrative Agent, the Lenders, and all other Persons referred to in any of the Loan Documents as a beneficiary of the security interests granted therein and all other holders of Secured Obligations including, without limitation, any and all Hedge Counterparties.

“Securitization Intercreditor Agreement.”  That certain intercreditor agreement among Borrower, TAL Advantage I LLC, a Delaware limited liability company, Fortis Capital Corp., a Connecticut corporation and the Indenture Trustee, dated as of April 12, 2006, as such agreement may be amended, modified, restated or supplemented from time to time in accordance with its terms.

“Security Agreement.”  That certain Security Agreement, dated as of March 12, 2013, by the Borrower in favor of the Administrative Agent and the Collateral Agent for the benefit of the Lenders (as may be amended, restated, supplemented or modified from time to time).

“Security Documents.”  The Security Agreement and other instruments and documents, including, without limitation, Uniform Commercial Code financing statements (or documents of similar import).

“Senior Designated Officer.”  The Chief Executive Officer, the President, the Chief Financial Officer or any Vice President of the Borrower.

“Special Containers.”  All special purposes containers, open top containers, flat rack containers, bulk containers, cellular palletwide containers and all other types of Containers, Chassis and trailers, in each case, other than Standard Containers and tank containers.

“Specified Hedging Agreement”.  Any Permitted Hedging Agreement entered into by the Borrower or any of its Restricted Subsidiaries with a Hedge Counterparty secured by a Lien on the Collateral granted under the Security Documents.

“Special Purpose Vehicle.” A corporation, partnership, trust, limited liability company or other entity that is formed by the Borrower or one of its Subsidiaries for the purpose of purchasing or financing assets of the Borrower and/or its Subsidiaries pursuant to any Permitted Securitization and that is designated as a “Special Purpose Vehicle” in a written notice delivered to the Administrative Agent by the Borrower. As of the Effective Date, TAL Advantage I LLC, TAL Advantage II LLC, TAL Advantage III LLC, TAL Advantage IV LLC, TAL Advantage V LLC and TAL Finance I LLC are the designated Special Purpose Vehicles.

“S&P.” Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business and any successor thereto.

“Standard Containers.”  All of the following: (i) 20’x8’ 6”, 40’x8’6” and 40’x9’6” dry cargo Containers and (ii) 20’x8’6”, 40’x8’6” and 40’x9’6” refrigerated Containers.

“State.”  Any state of the United States of America.

“SUBI.”  A special unit of beneficial interest in a Trust. References to a SUBI shall be deemed to include, where applicable, references to one or more certificates representing such SUBI.

“Subsidiary.”  With respect to (i) any Person shall mean and include any corporation, partnership, association, limited liability company, joint venture or other entity more than 50% of whose Voting Stock is at the time owned by such Person directly or indirectly through one or more Subsidiaries of such Person and (ii) in addition, with respect to the Borrower, shall also mean any Trust.

“Subsidiary Guarantor.”  Each Person that is required to and has executed and delivered to the Administrative Agent a Guaranty (or joinder thereto) pursuant to Section 8.8 hereof.

“Surviving Entity.”  This term shall have the meaning set forth in Section 9.2(a).

“Swing Line Borrowing.”  Means a borrowing of a Swing Line Loan pursuant to Section 2.10.

“Swing Line Facility.”  The swing line facility established under Section 2.10 hereof.

“Swing Line Lender”.  Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan.”  Any swing line loan made by the Swing Line Lender to a Borrower pursuant to Section 2.10 hereof, and all such swing line loans collectively as the context requires.

“Swing Line Loan Notice.”  This term shall have the meaning set forth in Section 2.10(b).

“Swing Loan Maturity Date.”  With respect to any Swing Line Loan, the due date for such Swing Line Loan, as established by the Swing Line Lender and agreed to by the Borrower, which date shall be a date less than 10 Business Days following the date such Swing Line Loan was made.

“Swing Line Note.”  The Swing Line Note made by the Borrower and payable to the order of the Swing Line Lender, substantially in the form of Exhibit C-2 hereto, evidencing the Swing Line Loans, and any amendments and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Swing Line Sublimit.”  Means an amount equal to the lesser of (a) $30,000,000 and (b) the Revolving Credit Facility.  The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Systems/Organizational Establishment Expenses.”  The aggregate of all expenditures (whether paid in cash or accrued as liabilities) by TAL Group and the Consolidated Subsidiaries in establishing, implementing, integrating or replacing financial, information technology and other similar systems of TAL Group and its Consolidated Subsidiaries.

“TAL Group.”  TAL International Group, Inc., a corporation organized under the laws of the State of Delaware and its successors and permitted assigns.

“Taxes.”  Means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Value.”  As of any date of determination with respect to any Specified Hedging Agreement, (a) for any date on or after the date such Specified Hedging Agreement has been closed out and the termination value thereof determined in accordance therewith, such termination value payable by the Borrower or any of its Restricted Subsidiaries, and (b) for any date prior to the date referenced in clause (a), the aggregate amount payable by the Borrower or any Restricted Subsidiary for such Specified Hedging Agreement, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in Hedging Agreements selected by Borrower in good faith (which may include, without limitation, the Hedge Counterparty, or any Lender, or any of their respective affiliates).

“Trading With the Enemy Act.”  This term shall have the meaning set forth in Section 7.20.

“Trust.”  Any titling trust established by, or on behalf of, the Borrower in order to serve as the registered owner of Chassis.

“Trust Account.”  This term shall have the meaning forth in the Master Indenture.

“Trust Agreement.”  Any trust agreement pursuant to which a Trust is established.

“Type.”  As to all or any portion of any Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.

“U.S. Person.”  Means any Person that is a “United States Person” as defined in Section 7701(a)(3) of the Code.

“U.S. Tax Compliance Certificate.” This term has the meaning specified in Section 5.2.2(e)(ii)(B)(4).

“Unrestricted Subsidiary.”  With respect to any Person, (i) any Subsidiary of such Person organized or acquired directly or indirectly by TAL Group after the Effective Date that substantially contemporaneously with such organization or acquisition, such Person designates as an “Unrestricted Subsidiary” by written notice to the Administrative Agent and (ii) any other existing Unrestricted Subsidiary of such Person. So long as no Default or Event of Default shall result therefrom, the Borrower may designate any Unrestricted Subsidiary as a “Restricted Subsidiary” by written notice to the Administrative Agent. As of Effective Date, all of the Subsidiaries of the Borrower set forth on Schedule 7.13 of the Effective Date Officer’s Certificate are Restricted Subsidiaries, and, after the Effective Date, such Subsidiaries shall not be permitted to be Unrestricted Subsidiaries.

“UCC.”  The Uniform Commercial Code as in effect from time to time in the applicable jurisdiction.

“Voting Stock.”  Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right to so vote exists by reason of the happening of a contingency.

“Weighted Average Life to Maturity.”  When applied to any Indebtedness at any date, means the number of years obtained by dividing (1) the then outstanding aggregate principal amount of such Indebtedness into (2) the sum of the total of the products obtained by multiplying:

(A)                               the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

(B)                               the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly-Owned Subsidiary.”  As to any Person, (i) any corporation 100% of whose Capital Stock (other than director’s qualifying shares and/or other nominal amounts of shares required by applicable law to be held by Persons other than such Person) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person owns 100% of the Capital Stock at such time (other than director’s qualifying shares and/or other nominal amounts of interests required by applicable law to be held by Persons other than such Person).

1.2                               RULES OF INTERPRETATION.

(a)                                 A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

(b)                                 The singular includes the plural and the plural includes the singular.

(c)                                  A reference to any law includes any amendment or modification to such law.

(d)                                 A reference to any Person includes its successors and permitted assigns.

(e)                                  Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

(f)                                   The words “include”, “includes”, and “including” are not limiting.

(g)                                  All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein, with the terms “instrument” and “chattel paper” being that defined under Article 9 of the Uniform Commercial Code as in effect in the State of New York.

(h)                                 Reference to a particular Section refers to that section of this Credit Agreement unless otherwise indicated.

(i)                                     The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

(j)                                    Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

(k)                                 This Credit Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are, however, cumulative and are to be performed in accordance with the terms thereof.

(l)                                     This Credit Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Administrative Agent, the Lenders and the Borrower and are the product of discussions and negotiations among all parties. Accordingly, this Credit Agreement and the other Loan Documents are not intended to be construed against the Administrative Agent or any of the Lenders merely on account of the Administrative Agent’s or any Lender’s involvement in the preparation of such documents.

1.3                               USE OF DEFINED TERMS.  Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Credit Agreement shall have such meanings when used in the Schedules attached hereto and in each other Loan Document, notice and other communication delivered from time to time in connection with this Credit Agreement or any other Loan Document.

1.4                               ACCOUNTING AND FINANCIAL DETERMINATIONS.  Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder (including computation of the financial ratios and covenants contained in Section 10) shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with GAAP; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

1.5                               TIMES OF DAY.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

2.                                      COMMITMENTS OF LENDERS.

2.1                               COMMITMENTS TO MAKE LOANS.  Subject to the terms and conditions of this Credit Agreement, each Lender severally agrees to make loans (“Revolving Credit Loans”) to the Borrower from time to time from the Effective Date through the Availability Termination Date as requested by the Borrower in accordance with the terms of Section 2.2 hereof; provided, that (a) the aggregate principal amount of all outstanding Revolving Credit Loans (after giving effect to any amount requested) plus all outstanding Swing Line Loans shall not exceed the lesser of (A) the Aggregate Commitments and (B) the Borrowing Base at such time, at all times when the Consolidated EBIT to Consolidated Cash Interest Expense Ratio is less than 1.50:1.00, reduced by the Termination Value of the Obligations under Specified Hedging Agreements; and (b) the sum of (i) the principal amount of outstanding Revolving Credit Loans (after giving effect to any amount requested) from any Lender to the Borrower plus (ii) the product of (x) such Lender’s Commitment Percentage multiplied by (y) the aggregate outstanding Swing Line Loans, shall not at any time exceed such Lender’s Commitment as set forth on Schedule 1 hereto. Each Revolving Credit Loan by a Lender shall be in a principal amount equal to such Lender’s Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Availability Termination Date.  Revolving Credit Loans may be Base Rate Loans or LIBOR Rate Loans, as further provided herein; provided, however, any Revolving Credit Loans made on the Effective Date or any of the three (3) Business Days following the Effective Date shall be made as Base Rate Loans unless the Borrower delivers a Funding Indemnity Letter not less than three (3) Business Days prior to the date of funding of such Revolving Credit Loan.

2.2                               REQUESTS FOR REVOLVING CREDIT LOANS.

(a)                                 Notice of Borrowing.  Each Borrowing, each conversion of Loans made from one Type to the other, and each continuation of LIBOR Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent in the form of Exhibit B-1 hereto (a “Loan Notice”), which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to, or continuation of LIBOR Rate Loans or of any conversion of LIBOR Rate Loans to Base Rate Loans and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request LIBOR Rate Loans having an interest Period other than one (1), two (2), three (3) or six (6) months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four (4) Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative

Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Not later than 11:00 a.m., three (3) Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders.  Each telephonic notice by the Borrower pursuant to this Section 2.2(a) must be confirmed promptly by delivery to the Administrative Agent of the Loan Notice in the form of Exhibit B-1 hereto, appropriately completed and signed by an Authorized Officer of the Borrower.  Each Borrowing of, conversion to or continuation of LIBOR Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Loan Notice (whether telephonic or written) shall specify (A) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Loans, as the case may be, (B) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (C) the principal amount of Loans to be borrowed, converted or continued, (D) the Type of Loans to be borrowed or to which existing Loans are to be converted and (E) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of LIBOR Rate Loans in any such Loan Notice, but fails to specify any Interest Period, it will be deemed to have specified an Interest Period of one (1) month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a LIBOR Rate Loan.

(b)                                 Advances.  Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Commitment Percentage of the applicable Loans, and if no timely notice of conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.2(a).  In the case of a Borrowing, each Lender shall make the amount of its Loans available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 12 (and, if such Borrowing is the initial Borrowing, Section 11), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case, in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c)                                  LIBOR Rate Loans.  Except as otherwise provided herein, a LIBOR Rate Loan may be continued or converted only on the last day of an Interest Period for such LIBOR Rate Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as LIBOR Rate Loans without the consent of the Majority Lenders, and the Majority Lenders may demand that any or all of the outstanding LIBOR Rate Loans may be converted immediately to Base Rate Loans.

(d)                                 Notice of Interest Rates.             The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for LIBOR Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

2.3                               THE NOTES.  The Revolving Credit Loans of each Lender shall be evidenced, at the request of such Lender, by a separate Revolving Credit Note, in a maximum principal amount equal to such Lender’s Commitment to make Revolving Credit Loans. The Borrower irrevocably authorizes each Lender to record in its internal records the amount of each Revolving Credit Loan and of each payment of principal on such Lender’s Revolving Credit Note, which recordation shall, in the absence of manifest error, be conclusive as to the outstanding principal balance of such Revolving Credit Note, and shall be considered correct and binding on Borrower; provided, however, that the failure to make such recordation with respect to any Revolving Credit Loan or payment shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Note to make payments of principal of or interest on any Revolving Credit Note when due.

2.4                               TERMINATION OR REDUCTION OF COMMITMENTS.  The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, and (iii) each permanent reduction permitted pursuant to this Section 2.4 shall be accompanied by a payment of principal to the extent the aggregate outstanding Loans exceed the reduced amount of the Aggregate Commitment. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments together with all accrued and unpaid interest on such principal amount together with any additional amounts required pursuant to Section 5.8. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Commitment Percentage. All fees accrued until the effective date of any termination or reduction of the Aggregate Commitments shall be paid on the effective date of such termination or reduction.

2.5                               REPAYMENT OF REVOLVING CREDIT LOANS AND SWING LINE LOANS.

(a)                                 The unpaid principal balance of, and all accrued interest and other amounts owing on, or with respect to, the Revolving Credit Loans shall be payable in full on the earlier to occur of (x) the Availability Termination Date and (y) the date on which the Revolving Credit Loans and the other Obligations have been declared due and payable in accordance with the provisions of Section 13.1 hereof.

(b)                                 Unless otherwise agreed in writing, the Borrower shall repay the outstanding principal amount of each Swing Line Loan on the earliest to occur of (i) the Availability Termination Date, (ii) the date ten (10) Business Days after such Loan is made, or

(iii) upon the occurrence and during the continuation of any Default or Event of Default, following demand therefor by the Swing Line Lender.

(c)                                  If at any time (a) the sum of the outstanding principal amount of the Revolving Credit Loans plus the outstanding amount of the Swing Line Loans exceeds the lesser of (i) the Aggregate Commitments at such time and (ii) the Borrowing Base at such time, then the Borrower shall immediately pay the amount of such excess to the Administrative Agent for the respective accounts of the Lenders for application first, to the Swing Line Loans and second, to the Revolving Credit Loans.

2.6                               FUNDING BY LENDERS; PRESUMPTION BY ADMINISTRATIVE AGENT.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of LIBOR Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.2), and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to, but excluding, the date of payment to the Administrative Agent, at (a) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (b) in the case the payment is made by the Borrower after such Lender fails to make such payment, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Lender for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

2.7                               FAILURE TO SATISFY CONDITIONS PRECEDENT.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the provisions of this Credit Agreement, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Loan set forth in Sections 11 and 12 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

2.8                               OBLIGATIONS OF LENDERS SEVERAL.  The obligations of the Lenders hereunder to make Loans, to purchase participations in Swing Line Loans and to make payments pursuant to this Credit Agreement are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under this Credit Agreement on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan to purchase its participation or to make its payment under this Credit Agreement.

2.9                               REVOLVING CREDIT FACILITY.  The credit facility evidenced by this Credit Agreement is a revolving credit facility. Accordingly, the Borrower will, subject to compliance with the terms of this Credit Agreement, have the right during the Revolving Credit Period to reborrow any amounts repaid to the Lenders in accordance with the terms of this Credit Agreement.

2.10                        SWING LINE LOANS.

(a)                                 The Swing Line.  Subject to the terms and conditions of this Credit Agreement, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.10, may in its sole discretion, make Swing Line Loans to the Borrower from time to time on any Business Day from the Effective Date through, but not including, the Availability Termination Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Commitment Percentage of all outstanding Revolving Credit Loans of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that (i) after giving effect to any Swing Line Loan, (A) the sum of all outstanding Revolving Credit Loans shall not exceed the lesser of (x) the Aggregate Commitments and (y) the Borrowing Base at such time, at all times when the Consolidated EBIT to Consolidated Cash Interest Expense Ratio is less than 1.50:1.00, reduced by the Termination Value of the Obligations under the Specified Hedging Agreement, and (B) the Loans of any Lender at such time shall not exceed such Lender’s Commitment, (ii) the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and (iii) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Borrowing may have, Fronting Exposure.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section, prepay under Sections 2.5 and 4.3, and reborrow under this Section 2.10.  Each Swing Line Loan shall be a Base Rate Loan.  Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Commitment Percentage times the amount of such Swing Line Loan.

(b)                                 Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone (the “Swing Line Loan Notice”).  Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested date of the Borrowing (which shall be a Business Day).  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by an Authorized Officer of the Borrower.  Promptly upon receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.10(a), or (B) that one or more of the applicable conditions specified in Section 12 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

(c)                                  Refinancing of Swing Line Loans.

(i)                                     The Swing Line Lender, at any time in its sole discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Commitment Percentage of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.2, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 12.  The Swing Line Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Lender shall make an amount equal to its Commitment Percentage of the amount specified in such Loan Notice applicable to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.10(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)                                  If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Borrowing in accordance with Section 2.10(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.10(c)(i) shall be deemed payment in respect of such participation.

(iii)                               If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.10(c) by the time specified in Section 2.10(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for a period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with the banking industry rules on interbank compensation, plus any administrative, processing or similar fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Revolving Borrowing or funded participation in the relevant Swing Line Loan, as the case may be.  A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)                              Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.10(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of foregoing; provided, however, that each Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.10(c) is subject to the conditions set forth in Section 12 (other than delivery by the Borrower of a Loan Notice).  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)                                       Repayment of Participations.

(i)                                     At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Commitment Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii)                                  If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 16.1.2 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

(e)                                        Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans.  Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section to refinance such Lender’s Revolving Commitment Percentage of any Swing Line Loan, interest in respect of such Commitment Percentage shall be solely for the account of the Swing Line Lender.

(f)                                   Payments Directly to Swing Line Lender.  The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.10.1              SWING LINE NOTE.  The Swing Line Loans and the obligations of the Borrower to repay such Swing Line Loans shall, if requested by the Swing Line Lender, be evidenced by a Swing Line Note executed by Borrower payable to the order of the Swing Line Lender, in the maximum principal amount of the Swing Line Loans. The Swing Line Note shall be dated the Effective Date.

2.11                        INCREMENTAL COMMITMENT INCREASE.

(a)                                 Request for Increase.                             Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the Revolving Credit Facility by an amount for all such requests not exceeding $100,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000, and (ii) the Borrower may make a maximum of seven (7) such requests.  At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders)

(b)                                 Lender Elections to Increase.  Each Lender shall notify the Administrative Agent within such time period whether or not it agrees in its sole discretion to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Commitment Percentage of such requested increase.  Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c)                                  Notification by Administrative Agent; Additional Lenders.  To achieve the full amount of a requested increase, and subject to the approval of the Administrative Agent and the Swing Line Lender (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement (“New Lenders”) in form and substance satisfactory to the Administrative Agent and its counsel.

(d)                                 Effective Date and Allocations.                      If the Revolving Credit Facility is increased in accordance with this Section 2.11, the Administrative Agent and the Borrower shall determine the effective date (the “Revolving Increase Effective Date”) and the final allocation of such increase.  The Administrative Agent shall promptly notify the Borrower and the Lenders and the New Lenders of the final allocation of such increase and the Revolving Increase Effective Date.

(e)                                  Conditions to Effectiveness of Increase.  As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Credit Party dated as of the Revolving Increase Effective Date (in sufficient copies for each Lender) signed by an Authorized Officer of such Credit Party (i) certifying and attaching the resolutions adopted by such Credit Party approving or consenting to such increase, (ii) in the case of the Borrower, certifying that before and after giving effect to such increase, (A) the representations and warranties contained in Article 7 and the other Loan Documents are true and correct, on and as of the Revolving Increase Effective Date, and except that for purposes of this Section 2.11, the representations and warranties contained in subsections (a) and (b) of Section 7.10 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 8.1 and (B) no Default exists, and (iii) certifying that the before and after giving effect to such Increase, the Borrower shall be in compliance with Section 6.2.  The Borrower shall prepay any Revolving Credit Loans outstanding on the Revolving Increase Effective Date (and pay any additional amounts required pursuant to Section 5.8) to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Commitment Percentages arising from any nonratable increase in the Commitments under this Section.

(f)                                   Conflicting Provisions.  This Section shall supersede any provision in Section 4.5 or Section 16.12 to the contrary.

(g)                                  To the extent that any increase in Commitments is effected pursuant to this Section 2.11, the Administrative Agent and the Borrower shall amend Schedule 1 hereto to reflect such increase, which amendment shall not require the additional consent of any Lender or other Person.

3.                                      INTENTIONALLY OMITTED.

4.                                      PROVISIONS APPLICABLE TO ALL LOANS.

4.1                               INTEREST ON LOANS.

(a)                                 Subject to the provisions of this Credit Agreement, including Sections 2.2 and 5.9, at the election of the Borrower (other than with respect to Swing Line Loans as provided in the immediately following clause (b) below), the aggregate principal balance of (a) the Revolving Credit Loans or any portion thereof shall bear interest at (i) the Base Rate plus the Applicable Margin and/or (ii) the LIBOR Rate plus the Applicable Margin and (b) Swing Line Loans shall bear interest at the Base Rate plus the Applicable Margin. Each Loan or portion thereof bearing interest based on the Base Rate shall be a “Base Rate Loan,” each Loan or portion thereof bearing interest based on the LIBOR Rate shall be a “LIBOR Rate Loan.” Any Revolving Credit Loan or any portion thereof as to which the Borrower have not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan.

(b)                                 The Borrower promises to pay interest on all Loans, or any portion thereof, outstanding in arrears on each applicable Payment Date.

(c)                                  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of this Agreement.

4.2                               INTENTIONALLY OMITTED.

4.3                               OPTIONAL PREPAYMENT OF LOANS.

(a)                                 The Borrower shall have the right at any time to prepay one or more of the Revolving Credit Loans on or before the Availability Termination Date, as a whole, or in part, upon delivery of written notice to the Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days prior to any date of prepayment of LIBOR Rate Loans and (ii) on the date of prepayment of Base Rate Loans, without premium or penalty; provided that (a) each partial prepayment shall be in the principal amount of $1,000,000 or multiples of $500,000 in excess thereof.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if LIBOR Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Commitment Percentage).  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of principal shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 5.8.

(b)                                 The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000 or a while multiple of $100,000 in excess thereof (or, if less, the entire principal thereof then outstanding).  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of principal shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 5.8.

4.4                               PAYMENTS BY BORROWER; PRESUMPTIONS BY ADMINISTRATIVE AGENT.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, and without releasing the Borrower from its obligation to do so, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the

Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 4.4 shall be conclusive, absent manifest error.

4.5                               SHARING OF PAYMENTS BY LENDERS.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of the Obligations due and payable to such Lender hereunder and under the Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders thereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time), then, in each case under clauses (a) and (b) above, the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be; provided that:

(i)                                     if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section 4.5 shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Credit Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to any Credit Party or any Affiliate thereof (as to which the provisions of this Section 4.5 shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

4.6                               FUNDING SOURCE.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

4.7                               DEFAULTING LENDERS.

(a)                                 Adjustments.  Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no  longer a Defaulting Lender, to the extent permitted by applicable law:

(i)                                                                               Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement shall be restricted as set forth in the definition of “Majority Lenders” and Section 16.12.

(ii)                                                                            Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Article 13 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Swing Line Lender hereunder; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Credit Agreement; fifth, to the payment of any amounts owing to the Lenders or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; and seventh, to such Defaulting Lender or as otherwise may be required under the Loan Documents in connection with any Lien conferred thereunder or directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made at a time when the conditions set forth in Section 12 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder and without giving effect to Section 4.7(a)(v).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                                                                         Certain Fees.  No Defaulting Lender shall be entitled to receive any fee payable under Section 5.1 or the Fee Letter for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender). With respect to any such fee not required to be paid to any Defaulting Lender, the Borrower shall (A) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (B) pay to the Swing Line Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (C) not be required to pay the remaining amount of any such fee.

(iv)                                                                        Reallocation of Applicable Revolving Percentages to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Commitment Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (A) the conditions set forth in Section 12 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (B) such reallocation does not cause the aggregate Revolving Credit Loans of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)                                                                           Repayment of Swing Line Loans.  If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable law, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure.

(b)                                 Defaulting Lender Cure. If the Borrower, the Administrative Agent, and the Swing Line Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of the outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Commitment Percentages (prior to giving effect to Section 4.7(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

5.                                      CERTAIN GENERAL PROVISIONS.

5.1                               FEES.

5.1.1                     COMMITMENT FEE.  The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Commitment Percentage, a commitment fee (the “Commitment Fee”) equal to the Applicable Margin times the actual daily amount by which the Aggregate Commitments exceed the aggregate principal amount of Revolving Credit Loans outstanding, subject to adjustment as provided in Section 4.7. For the avoidance of doubt, the aggregate principal amount of Swing Line Loans outstanding shall not be counted towards or considered usage of the Aggregate Commitments for purposes of determining the Commitment Fee. The Commitment Fee shall accrue at all times during from the Effective Date until the Availability Termination Date, including at any time during which one or more of the conditions in Section 12 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Effective Date, and on the Availability Termination Date.  The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Margin during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.

5.1.2                     OTHER FEES.  The Borrower shall pay to the Administrative Agent for its own account the Fees specified in the Fee Letter in the amount and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever. The Borrower shall pay to the Lenders for their respective individual accounts the Fees specified in the Fee Letter and such other fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. All such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

5.2                               FUNDS FOR PAYMENTS.

5.2.1                     PAYMENTS TO ADMINISTRATIVE AGENT.  All payments of principal, interest, Fees and any other amounts due hereunder or under any of the other Loan Documents shall be made on the due date thereof to the Administrative Agent in Dollars, for the accounts of the Lenders and the Administrative Agent, at the Administrative Agent’s Office or at such other place that the Administrative Agent may from time to time designate, in each case at or before 2:00 p.m. and in immediately available funds.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

5.2.2                     TAXES.

(a)                                 Payment Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)                                     Any and all payments by the Borrower or a Guarantor hereunder and under any of the other Loan Documents shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. If any applicable laws (as determined in good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Credit Party, then the Administrative Agent or such Credit Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation delivered pursuant to subsection (e) below.

(ii)                                  If any Credit Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 5.2.2) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)                               If any Credit Party or the Administrative Agent shall be required by any applicable laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Credit Party or the Administrative Agent, as required by such laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Credit Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 5.2.2) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)                                 Payment of Other Taxes by the Credit Parties.  Without limiting the provisions of subsection (a) above, the Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)                                  Tax Indemnifications.

(i)                                     Each of the Credit Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.2.2) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.  Each of the Credit Parties shall also, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 5.2.2(c)(ii) below.

(ii)                                  Each Lender shall, and does hereby, severally indemnify and shall make payment in respect thereof within ten (10) days after demand therefor, (A) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (B) the Administrative Agent and the Credit Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 15.4 relating to the maintenance of a Participant Register and (C) the Administrative Agent and the Credit Parties, as applicable, against any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent or a Credit Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Credit Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)                                 Evidence of Payments.  Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 5.2.2, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)                                  Status of Lenders; Tax Documentation.

(i)                                     Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.2.2(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)                                                                                                                                                                               any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                                                                                                                                                                               any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(2)                                                                                 in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(3)                                 executed originals of IRS Form W-8ECI;

(4)                                 in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit L-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(5)                                 to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance

Certificate substantially in the form of Exhibit L-2 or Exhibit L-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-4 on behalf of each such direct and indirect partner;

(A)                               any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(B)                               if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.

(i)                                                                                     Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 5.2.2 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)                                                                                        Treatment of Certain Refunds.  Unless required by applicable laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender.  If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section 5.2.2, it shall pay to such Credit Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under this Section 5.2.2 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Credit Party, upon the request of the Recipient, agrees to repay the amount paid over to the Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Credit Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This subsection shall not be construed to require the Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Credit Party or any other Person.

5.2.3                     COMPUTATIONS OF INTEREST AND FEES; RETROACTIVE ADJUSTMENTS OF APPLICABLE MARGIN.

(a)                                 Computation of Interest and Fees.  All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the LIBOR Rate) shall be made on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a three hundred sixty-five (365) day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 5.2.1, bear interest for one (1) day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)                                 Financial Statement Adjustments or Restatements.  If, as a result of any restatement of or other adjustment to the financial statements of the Borrower and its Subsidiaries or for any other reason, the Borrower, or the Lenders determine that (i) the Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent or any Lender under any provision of this Credit Agreement to payment of any Obligations hereunder at rate specified in Section 5.9 or under Article 13.

5.3                               INABILITY TO DETERMINE LIBOR RATE.  If the Majority Lenders determine that for any reason in connection with any request for a LIBOR Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such LIBOR Rate Loan, (b) adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (i) the obligation of the Lenders to make or maintain LIBOR Rate Loans shall be suspended, and (ii) in the event of a determination described in the preceding sentence with respect to the LIBOR Rate component of the Base Rate, the utilization of the LIBOR Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Majority Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

5.4                               ILLEGALITY.  If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to the LIBOR Rate, or to determine or charge interest rates based upon the LIBOR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (a) any obligation of such Lender to make or continue LIBOR Rate Loans or to convert Base Rate Loans to LIBOR Rate Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the LIBOR Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBOR Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all LIBOR Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the LIBOR Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the LIBOR Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the LIBOR Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the LIBOR Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted together with any additional amounts required pursuant to Section 5.8.

5.5                               ADDITIONAL COSTS, ETC.

(a)                                                                                                                                 Increases Costs Generally.  If any Change in Law shall:

(i)                                                                                                                               impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 5.5(b);

(ii)                                                                                                                            subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)                                                                                                                         impose on any Lender Issuer or the London interbank market any other condition, cost or expense affecting this Credit Agreement or LIBOR Rate Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the LIBOR Rate (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)                                 Reserves on LIBOR Rate Loans.  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including LIBOR funds or deposits (currently known as “LIBOR liabilities”), additional interest on the unpaid principal amount of each LIBOR Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan; provided the Borrower shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.

5.6                               CAPITAL ADEQUACY.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or liquidity on the capital or liquidity of such Lender’s holding company, if any, as a consequence of this Credit Agreement, the Commitments of such Lender or the Loans made by, or participations in Swing Line Loans held by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

5.7                               CERTIFICATE AND REIMBURSEMENTS.

(a)                                 Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Sections 5.5(a) or 5.6 and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(b)                                 Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to Sections 5.5 and 5.6 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to Sections 5.5 and 5.6 for any increased costs incurred or reductions suffered (i) with respect to any period prior to the date that is 120 days prior to such request of such Lender knew of the circumstances giving rise to such reductions or (ii) if such Lender did not know of the circumstance giving rise to such reductions, more than nine (9) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

5.8                               INDEMNITY.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                                 any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                                 any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)                                  any assignment of a LIBOR Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 16.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 5.8, each Lender shall be deemed to have funded each LIBOR Rate Loan made by it at the LIBOR Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan was in fact so funded.

All of the Borrower’s obligations under Section 5.2 through Section 5.8 shall survive termination of the Aggregate Commitments, assignment of rights by, or the replacement of a Lender, repayment of all Obligations hereunder, resignation of the Administrative Agent, the Swing Line Lender, and the Availability Termination Date.

5.9                               INTEREST AFTER DEFAULT.  Upon the occurrence and during the continuation of an Event of Default, overdue principal of all Loans and (to the extent permitted by applicable law) overdue interest on the Loans and all other overdue amounts payable hereunder or under any of the other Loan Documents shall bear interest compounded monthly and payable on demand at a rate per annum equal to two percent (2%) above the then applicable rate of interest under this Credit Agreement or the other Loan Documents until such amount shall be paid in full (after as well as before judgment).

6.                                      COLLATERAL SECURITY.

6.1                               SECURITY OF BORROWER.  Subject to the Security Documents, the Borrower hereby covenants that the Obligations are and shall continue to be secured by a perfected first priority security interest (subject only to Permitted Liens entitled to priority under applicable law) in the Collateral specified in the Security Documents, whether now owned or hereafter acquired, pursuant to the terms of the Security Documents to which the Borrower is a party.

6.2                               BORROWING BASE COMPLIANCE.  Immediately before and after giving effect to the Borrowings or other credit extensions requested hereunder, (a) the sum of the outstanding amount of the Loans shall not exceed the lesser of (i) the Aggregate Commitments at such time and (ii) the Borrowing Base at such time plus, at all times when the Consolidated EBIT to Consolidated Cash Interest Expense Ratio is less than 1.50:1.00, the Termination Value of the Obligations under Specified Hedging Agreements.

6.3                               ADDITION, REMOVAL AND SUBSTITUTION OF COLLATERAL.  The Borrower may, from time to time, add to the Collateral Eligible Containers (“Added Containers”).  The Borrower also may remove Eligible Containers from the Collateral without any replacement, or may replace any Eligible Container included in the Collateral (each, a “Released Container”) with a replacement Container (each, a “Substitute Container”); provided that prior to such removal the Borrower shall provide notice to the Collateral Agent to request release of Collateral Agent’s Lien on such Released Containers, and the Collateral Agent shall respond to such request within three Business Days upon receipt of such notice; provided further that (A) all of the following conditions are met in connection with such removal or substitution and (B) to the extent any such condition is measured at the end of a calendar quarter, all Containers released or added, as applicable, within such calendar quarter shall be considered on an aggregate basis in determining whether such condition has been satisfied:

(i)                                                                               each Substitute Container is an Eligible Container;

(ii)                                                                            the release of Containers will not cause or result in an Event of Default; and

(iii)                                                                         the Administrative Agent has received evidence that after such removal or substitution the Borrower is in compliance with the Borrowing Base.

The Substitute Container(s) and all the Related Assets shall become Collateral subject to this Credit Agreement and the Security Agreement and the security interest granted to the Collateral Agent pursuant to the Security Documents.  The Borrower shall take all necessary action, and any action that the Collateral Agent reasonably determines is advisable, to protect and perfect the Collateral Agent’s Lien in the Substitute Container(s).  Upon the Collateral Agent’s obtaining a first priority perfected Lien in the Substitute Container(s), and subject to satisfaction of the above conditions, the Collateral Agent shall release its Lien in each Released Container and all the Related Assets with respect to such Released Containers.

7.                                      REPRESENTATIONS AND WARRANTIES.

In order to induce the Lenders to enter into this Credit Agreement and to make Loans as provided for herein, the Borrower makes the following representations, warranties and agreements with the Administrative Agent and Lenders, all of which shall survive the execution and delivery of this Credit Agreement and the making of Loans (with the occurrence of the Effective Date and each Funding Date on or after the Effective Date being deemed to constitute a representation and warranty that the matters specified in this Section 7 are true and correct in all material respects on and as of the Effective Date and on and as of such Funding Date unless stated to relate to a specific earlier date in which case such representations and warranties shall be true and correct in all material respects as of such earlier date):

7.1                               COMPANY STATUS.  The Borrower and each of its Restricted Subsidiaries (a) is a duly organized and validly existing company in good standing (or its equivalent) under the laws of the jurisdiction of its organization except where the failure to be so duly organized, validly existing and in good standing, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (b) has the Company power and authority to own its property and assets and to transact the business in which it is presently engaged, except where the failure to have such power and authority, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and (c) is duly qualified and is authorized to do business and is in good standing (or its equivalent) in all jurisdictions where it is required to be so qualified (or its equivalent) and where the failure to be so qualified, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

7.2                               COMPANY POWER AND AUTHORITY.  The Borrower and each of the Subsidiary Guarantors has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. The Borrower and each of the Subsidiary Guarantors has duly executed and delivered each Loan Document to which it is a party and each such Loan Document constitutes the legal, valid and binding obligation of such Person enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

7.3                               NO VIOLATION.  Neither the execution, delivery or performance by the Borrower or any of the Subsidiary Guarantors of any of the Loan Documents to which it is a party, nor compliance by the Borrower or any of the Subsidiary Guarantors with any terms and provisions thereof, nor the consummation of the transactions contemplated herein or therein, will (a) contravene any material provision of any applicable law, statute, rule or regulation, or any order, writ, injunction or decree of any court or governmental instrumentality, (b) conflict or be inconsistent with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or (other than pursuant to the Security Documents) result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower or any of its Restricted Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, credit agreement or any other agreement, contract or instrument to which the Borrower or any of its Restricted Subsidiaries is a party or by which it or any of its material property or assets are bound or to which it may be subject, or (c) violate any provision of the certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of limited liability company, limited liability company agreement or equivalent organizational document, as the case may be, of Borrower or any of its Restricted Subsidiaries.

7.4                               LITIGATION.  There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Borrower or any of its Restricted Subsidiaries, threatened in writing with respect to (a) any Loan Document or (b) any other matter as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

7.5                               MARGIN REGULATIONS.  No part of any Loan (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Loan will violate or be inconsistent with the provisions of Regulation T, Regulation U or Regulation X.

7.6                               GOVERNMENTAL APPROVALS.  Except as may have been obtained or made on or prior to the Effective Date (and which remain in full force and effect on the Effective Date), no order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any domestic or foreign governmental or public body or authority, or any subdivision thereof, is required to authorize, in respect of Borrower or any of the Subsidiary Guarantors, or is required to be obtained by the Borrower or any of the Subsidiary Guarantors in connection with (a) the execution, delivery and performance by any such Person of any Loan Document or (b) the legality, validity, binding effect or enforceability of any Loan Document with respect to any such Person, in each case, except for (i) the filing of any Security Documents and (ii) such the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

7.7                               INVESTMENT COMPANY ACT.  Neither the Borrower nor any of its Restricted Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

7.8                               INTENTIONALLY OMITTED.

7.9                               TRUE AND COMPLETE DISCLOSURE.  All factual information (taken as a whole) furnished by or on behalf of the Borrower or any of its Restricted Subsidiaries in writing to the Administrative Agent or any Lender (including, without limitation, all information contained in the Loan Documents) for purposes of or in connection with this Credit Agreement is, and all other such factual information (taken as a whole) hereafter furnished by, or on behalf of, the Borrower or any of its Restricted Subsidiaries in writing to the Administrative Agent or any Lender in connection with this Credit Agreement will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided; provided, however, that to the extent that any such information was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized assumptions believed by its management to be reasonable at the time made in the preparation of such information (it being understood by the Administrative Agent and the Lenders that any financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered thereby may differ from the projected results set forth therein).

7.10                        FINANCIAL CONDITION; FINANCIAL STATEMENTS.  (a) On and as of the Effective Date, on a pro forma basis after giving effect to all Indebtedness (including all Extensions of Credit) incurred, and to be incurred, and Liens created, and to be created, by the Borrower in connection therewith, with respect the Borrower and its Restricted Subsidiaries (on a consolidated basis) (x) the sum of the assets, at a fair valuation, of the Borrower and its Restricted Subsidiaries (on a consolidated basis) will exceed their debts, (y) they have not incurred nor intended to, nor believe that they will, incur debts beyond their ability to pay such debts as such debts mature and (z) they will not have unreasonably small capital with which to conduct their business in the manner such business is now conducted. For purposes of this Section 7.10(a), “debt” means any liability on a claim, and “claim” means (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(b)                                 The audited consolidated balance sheets of TAL Group and its Consolidated Subsidiaries as of December 31, 2012, and the related consolidated statements of income and cash flows and changes in shareholders’ equity of TAL Group for the fiscal year and fiscal quarter ended on such dates, in each case furnished to the Administrative Agent and Lenders prior to the Effective Date, present fairly in all material respects the consolidated financial position of TAL Group and its Restricted Subsidiaries at the date of said balance sheets and the consolidated results of their operations for the respective periods covered thereby. All of the foregoing financial statements have been prepared in accordance with GAAP consistently applied.

(c)                                  Since December 31, 2012, there has been no change in the business, financial condition or operations of the Borrower and its Restricted Subsidiaries, taken as a whole (other than the incurrence of Indebtedness under the Loan Documents (and the consummation of the transactions contemplated hereby and those effected pursuant to the Master Indenture Documents), and other than any other Indebtedness identified in the Effective Date Officer’s Certificate) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

7.11                        SECURITY INTERESTS.  On and after the Effective Date, each of the Security Documents creates as security in the United States for the Obligations covered thereby, a valid and enforceable security interest in and Lien on all of the Collateral subject thereto, without prejudice to any statutory priority rights, superior to and prior to the rights of all third Persons, and subject to no other Liens except Permitted Liens. The Borrower has filed or caused to be filed all UCC financing statements in the appropriate offices therefor (or has authenticated and delivered to the Administrative Agent UCC financing statements suitable for filing in such offices) and has taken all of the actions necessary in the United States to perfect a security interest in the Collateral created under the Security Documents.

7.12                        COMPLIANCE WITH ERISA.  The Borrower and each ERISA Affiliate are each in compliance in all material respects with the applicable provisions of ERISA and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in any liability of the Borrower or any ERISA Affiliate in excess of $20,000,000. The present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation date applicable thereto, exceed by more than $15,000,000 the fair market value of the assets of such Plan, and the present value of all benefit liabilities of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation date applicable thereto, exceed by more than $20,000,000 the fair market value of the assets of all such underfunded Plans.

7.13                        SUBSIDIARIES.  On and as of the Effective Date, the Borrower has no Subsidiaries other than those Subsidiaries listed on the Effective Date Officer’s Certificate. The Effective Date Officer’s Certificate sets forth, as of the Effective Date, (a) the percentage ownership (direct and indirect) of the Borrower in each class of Capital Stock of each of its Subsidiaries and also identifies the direct owner thereof and (b) the jurisdiction of organization of each such Subsidiary. All outstanding shares of Capital Stock of each Subsidiary of the Borrower have been duly and validly issued, are fully paid and non-assessable (to the extent applicable in the jurisdiction of organization of such Subsidiary). As of the Effective Date, no Subsidiary of the Borrower has outstanding any securities convertible into or exchangeable for its Capital Stock or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its Capital Stock or any stock appreciation or similar rights. Except for the existing investments described on the Effective Date Officer’s Certificate, as of the Effective Date, neither the Borrower nor any of its Subsidiaries owns or holds, directly or indirectly, any Capital Stock of any Person other than its Subsidiaries indicated on the Effective Date Officer’s Certificate. The Borrower is a Wholly-Owned Subsidiary of TAL Group.

7.14                        COMPLIANCE WITH STATUTES; AGREEMENTS, ETC.  The Borrower and each of its Restricted Subsidiaries is in compliance with (a) all applicable statutes, regulations, rules and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business (including the origination of Leases) and the ownership of its property (excluding applicable statutes, regulations, orders and restrictions relating to environmental standards and controls, which matters are covered under Section 7.15) and (b) all contracts and agreements to which it is a party, except, in each case, such non-compliances as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

7.15                        ENVIRONMENTAL MATTERS.  Except as would not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect: (a) each of the Borrower and its Restricted Subsidiaries has obtained and is in compliance with all permits, licenses or other authorizations that may be required pursuant to any Environmental Law for the occupancy of its properties and facilities and the operations of its business; (b) each of the Borrower and its Restricted Subsidiaries has complied with all applicable Environmental Laws; (c) neither the Borrower nor any of its Restricted Subsidiaries is liable for any penalties, fines or forfeitures for failure to comply with any such permits, licenses, authorizations or Environmental Laws; (d) there are no pending Environmental Claims or, to the knowledge of any Senior Designated Officer, Environmental Claims threatened in writing against the Borrower or any of its Restricted Subsidiaries or any property (real or personal) owned, leased or operated by the Borrower or any of its Restricted Subsidiaries (including, to the knowledge of any Senior Designated Officer, any such claim arising out of the ownership, lease or operation by the Borrower or any of its Restricted Subsidiaries of any property (real or personal) formerly owned, leased or operated by the Borrower or any of its Restricted Subsidiaries but no longer owned, leased or operated by the Borrower or any of its Restricted Subsidiaries); and (e) to the knowledge of any Senior Designated Officer, there are no facts, circumstances, conditions or occurrences on or arising from any property (real or personal) owned, leased or operated by the Borrower or any of its Restricted Subsidiaries (including any property (real or personal) formerly owned, leased or operated by the Borrower or any of its Restricted Subsidiaries but no longer owned, leased or operated by the Borrower or any of its Restricted Subsidiaries) or relating to the past or present operations of the Borrower or any of its Restricted Subsidiaries that could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Restricted Subsidiaries or any such property (real or personal).

7.16                        LABOR RELATIONS.  As of the Effective Date, there are no strikes, lockouts or slowdowns against Borrower or any of its Restricted Subsidiaries pending, or to the knowledge of the Borrower or any of its Restricted Subsidiaries, threatened. The hours worked by and payments made to employees of the Borrower and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or and other applicable federal, state or local law dealing with such matters, except for such violations that would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

7.17                        TAX RETURNS AND PAYMENTS.  The Borrower and its Restricted Subsidiaries have timely filed (including applicable extensions) with the appropriate taxing authority, all federal and other material returns, statements, forms and reports for taxes (the “Returns”) required to be filed by or with respect to the income, properties or operations of the Borrower and each of its Restricted Subsidiaries. The Returns accurately reflect in all material respects all liability for taxes of the Borrower and its Restricted Subsidiaries as a whole for the periods covered thereby. The Borrower and its Restricted Subsidiaries have paid all material taxes payable by them other than those contested in good faith and for which adequate reserves have been established in accordance with GAAP. To the knowledge of the Borrower and its Restricted Subsidiaries, there are no proposed tax assessments against the Borrower and each Restricted Subsidiary that would reasonably be expected to result in a Material Adverse Effect.

7.18                        EXISTING INDEBTEDNESS.  The Effective Date Officer’s Certificate sets forth all material Indebtedness of the Borrower and its Restricted Subsidiaries as of the Effective Date (exclusive of Indebtedness pursuant to the Loan Documents), in each case showing the aggregate principal amount thereof (and the aggregate amount of any undrawn commitments with respect thereto) and the name of the respective borrower and any other entity which guarantees such debt.

7.19                        INSURANCE.  The Effective Date Officer’s Certificate sets forth a summary of all insurance maintained by the Borrower and its Restricted Subsidiaries on and as of the Effective Date, with the amounts insured (and any deductibles) set forth therein.

7.20                        FOREIGN ASSETS CONTROL REGULATIONS, ETC.  None of the requesting or borrowing of any Loan or the use of the proceeds of such will violate the Trading With the Enemy Act (50 U.S.C. ss. 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct

Terrorism Act of 2001 (Public Law 107- 56)). Furthermore, neither the Borrower nor any of its Affiliates (i) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (ii) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.

7.21                        CREDIT AND COLLECTION POLICY.  The credit and collection policy used by the Borrower and its Restricted Subsidiaries as in effect on the Effective Date (which policy also addresses the criteria under which a lessee is allowed to self-insure for property and liability risks) is attached as Exhibit D hereto (the “Credit and Collection Policy”).

7.22                        FORM OF LEASE AGREEMENT.  The standard form(s) of Lease Agreement used by the Borrower and its Restricted Subsidiaries in the ordinary course of their business as in effect on the Effective Date is attached as Exhibit E hereto.

7.23                        ABSENCE OF NEGATIVE PLEDGES.  Except for restrictions (i) contained in the Master Indenture Documents or any Management Agreement or (ii) set forth on the Effective Date Officer’s Certificate, there are no restrictions which exist on the Effective Date on the Borrower’s ability to grant a Lien in its assets generally or in specific assets constituting a material portion of its assets.

7.24                        NO DEFAULT.  No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions consummated by this Credit Agreement or any other Loan Document.

8.                                      AFFIRMATIVE COVENANTS.

The Borrower hereby covenants and agrees that as of the Effective Date and thereafter for so long as this Credit Agreement is in effect and until the Commitments have been terminated and all Extensions of Credit, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:

8.1                               INFORMATION COVENANTS.  The Borrower will furnish, or will cause to be furnished, to the Administrative Agent for distribution to each Lender:

(a)                                 Quarterly Financial Statements. Within 45 days after the close of the first three fiscal quarters in each fiscal year of TAL Group, or, if sooner, within 10 days of the filing thereof with the SEC, the consolidated balance sheet of TAL Group and its Consolidated Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income for such fiscal quarter and for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter and the related consolidated statements of cash flows for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter, all of which shall be certified by an Authorized Officer that they fairly present in all material respects in accordance with GAAP the consolidated financial condition of TAL Group and its Consolidated Subsidiaries as of the dates indicated and the consolidated results of their operations and/or changes in their cash flows for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.

(b)                                 Annual Financial Statements.  Within 120 days after the close of each fiscal year of TAL Group, or, if sooner, within 10 days of the filing thereof with the SEC, the audited consolidated balance sheet of TAL Group and its Consolidated Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income and shareholder’s equity and statement of cash flows for such fiscal year and, with respect to each fiscal year commencing after the completion of the first full fiscal year following the Effective Date, setting forth comparative consolidated figures for the preceding fiscal year (or, if shorter since inception), together with a certification by an Independent Accountant reasonably acceptable to the Administrative Agent, in each case to the effect that such statements fairly present in all material respects the consolidated financial condition of TAL Group and its Consolidated Subsidiaries as of the dates indicated and the results of their consolidated operations and changes in financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years except as disclosed therein (which report shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit); provided, however, that any such “going concern” qualification that is specifically related to the status of the loans evidenced by this Credit Agreement shall not cause a breach under the provisions of this clause (b).

(c)                                  Business Plan.  At the time of delivery of annual Financial Statements pursuant to Section 8.1(b) above, a consolidated business plan for the Borrower (or updates to the existing business plans of such entities) for the then-current fiscal year.

(d)                                 Officer’s Certificates.  At the time of the delivery of the financial statements provided for in Sections 8.1(a) and (b), a certificate of an Authorized Officer, in the form of Exhibit G with appropriate insertions, to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, and which certificate shall (i) set forth in reasonable detail the calculations required to establish whether the Borrower and its Restricted Subsidiaries were in compliance with the provisions of Section 10 hereof as at the end of such fiscal quarter or fiscal year, as the case may be and (ii) set forth the Termination Value of all Specified Hedging Agreements payable by the Borrower or any of its Restricted Subsidiary on the last day of each quarter and the Borrower’s compliance with Section 6.2.

(e)                                  Notices of Default, Litigation and Government Investigations.  Promptly, and in any event within five (5) Business Days after any Senior Designated Officer obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, which notice shall specify the nature and period of existence thereof and what action the Borrower has taken or proposes to take with respect thereto, (ii) any litigation or proceeding pending or, to the knowledge of Senior Designated Officer, threatened in writing against Borrower or any of its Restricted Subsidiaries which, either individually or in the aggregate, would reasonably be expected to have, a Material Adverse Effect, (iii) any governmental investigation pending or, to the knowledge of Senior Designated Officer, threatened in writing against Borrower or any of its Restricted Subsidiaries which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, and (iv) any ERISA Event.

(f)                                   Management Letters.  At the request of the Administrative Agent, a copy of any “management letter” submitted to the TAL Group or any of its Consolidated Subsidiaries by its independent accountants in connection with any annual, interim or special audit made by them of the financial statements of a TAL Group or any of its Consolidated Subsidiaries and management’s responses thereto.

(g)                                  Borrower Financial Information.  At the time of delivery of the financial statements provided for in Sections 8.1(a) and (b) above, an unaudited profit and loss statement and an unaudited balance sheet with respect to Borrower and its Consolidated Subsidiaries for the period covered by the applicable consolidated financial statements being delivered on such date.

(h)                                 Reports.  Within 10 Business Days following transmission thereof, copies of any public filings and registrations with, and reports to, the SEC by TAL Group, or any of its Consolidated Subsidiaries.

(i)                                     Borrowing Base Report.  Within 30 days following the end of each fiscal quarter, a Borrowing Base Report as of the end of such fiscal quarter.

(j)                                    Credit and Collection Policy.  Within 10 Business Days after the effectiveness thereof, copies of any material amendments or modifications to the Credit and Collection Policy.

(k)                                 Other Information.  From time to time, such other information or documents (financial or otherwise) in the form utilized by the Borrower in its own operations with respect to the Collateral and/or the Borrower or any of its Restricted Subsidiaries as the Administrative Agent or any Lender may reasonably request and which is reasonably available to the Borrower.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or each Arranger may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower for distribution to the Lenders hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 16.4); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side

Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”  For avoidance of doubt, Borrower is not required to make any Borrower Materials “PUBLIC”.

8.2                               BOOKS, RECORDS AND INSPECTIONS.  The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries which permit the preparation of financial statements in accordance with GAAP and which conform in all material respects to all requirements of law, shall be made of all dealings and transactions in relation to its business and activities. At the expense of the Borrower, the Borrower will, and will cause each of its Restricted Subsidiaries to, permit officers and designated representatives of the Administrative Agent and the Lenders to visit and inspect, under guidance of officers of Borrower or its Restricted Subsidiary, any of the properties of the Borrower or its Restricted Subsidiaries, and to examine and make copies of the books of account of the Borrower or its Restricted Subsidiaries and discuss the affairs, finances and accounts of the Borrower or its Restricted Subsidiaries with, and be advised as to the same by, its and its officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals (during regular working hours) and to such reasonable extent as the Administrative Agent or a Lender may reasonably request; provided, however, that unless an Event of Default shall have occurred and then be continuing at the time of such inspection, the Borrower shall be required to reimburse the Administrative Agent, the Lenders, and their respective officers and designated representatives for costs and expenses incurred in connection with such inspections only once during any twelve month period.

8.3                               USE OF PROCEEDS.  The Borrower will use proceeds of Loans to fund ongoing working capital needs, capital expenditures, and general corporate purposes of the Borrower, including, without limitation (i) for the purchase and refinancing of Eligible Containers, (ii) to pay costs and expenses related to entering into the Loan Documents and the transactions contemplated thereby and (iii) to refinance Indebtedness of the Credit Parties.

8.4                               PAYMENT OF TAXES.  The Borrower will pay and discharge, and will cause each of its Restricted Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it as required by applicable law including, without limitation, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, in each case on a timely basis, and all lawful claims which, if unpaid, could reasonably be expected to become a lien or charge upon any properties of the Borrower or any of its Restricted Subsidiaries not otherwise permitted under Section 9.3 and will, upon request, furnish the Administrative Agent with proof reasonably satisfactory to the Administrative Agent indicating that the Borrower and its Restricted Subsidiaries have made such payments or deposits provided that neither the Borrower nor any of its Restricted Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is immaterial or is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

8.5                               EXISTENCE; FRANCHISES.  Except as otherwise permitted by Section 9.2, the Borrower will do, and will cause each of its Restricted Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect its Company existence and its rights, franchises, authorities to do business, licenses, certifications, accreditations and patents; provided, however, that nothing in this Section 8.5 shall (x) prevent the withdrawal by Borrower or any of its Restricted Subsidiaries of its qualification as a foreign Company in any jurisdiction where such withdrawal would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (y) require the preservation of any such right, franchise, authorities to do business, license, certification, accreditation or patent to the extent that the lapse thereof, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

8.6                               COMPLIANCE WITH STATUTES; ETC.  The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all applicable laws, statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except for such noncompliances as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

8.7                               END OF FISCAL YEARS; FISCAL QUARTERS.  The Borrower will cause (i) its fiscal year to end on December 31 of each calendar year and (ii) its fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year.

8.8                               FURTHER ASSURANCES; ADDITIONAL SUBSIDIARY GUARANTORS.

(a)                                 The Borrower will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Administrative Agent from time to time such schedules, confirmations, assignments, financing statements, certificates, reports and other instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Administrative Agent may reasonably require pursuant to this Section 8.8.

(b)                                 From and after the Effective Date, the Borrower will cause any subsequently acquired or organized Domestic Subsidiary which either (i) has at least $100,000,000 in total assets or (ii) represents at least 5% of consolidated revenue (other than any Unrestricted Subsidiary or any Special Purpose Vehicle created in connection with a Permitted Securitization) to duly execute and deliver to the Administrative Agent a Guaranty (or a joinder thereto), together with such other certifications, resolutions and legal opinions as may be reasonably requested by the Administrative Agent.

8.9                               PERFORMANCE OF OBLIGATIONS.  The Borrower will, and will cause each of its Restricted Subsidiaries to, perform all of its obligations under the terms of each mortgage, deed of trust, indenture, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound (other than any such obligations under, or mortgages, deeds of trust, indentures, loan agreements, credit agreements or other material agreements, contracts or instruments entered into in connection with, a Permitted Securitization), except such non-performances as, either individually or in the aggregate, would not reasonably be expected to cause a Material Adverse Effect.

8.10                        MAINTENANCE OF PROPERTIES AND ELIGIBLE CONTAINERS.  The Borrower will, and will cause its Restricted Subsidiaries to:

(a)                                 (i) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted and (ii) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)                                 keep, or cause to be kept, the Eligible Containers in good repair and working order in a manner consistent with past practices, and make, or cause to be made, all needful and proper repairs, replacements, additions and improvements thereto as are necessary for the conduct of its business, and in order to maintain the Eligible Containers in accordance with manufacturer’s instructions and in as good and operating condition as when originally delivered, reasonable wear and tear and causes beyond the Borrower’s control excepted;

(c)                                  at all times use the Eligible Containers, and require the related Lessee to use the Eligible Containers, in accordance with good operating practices and shall at all times comply with all loading limitations, handling procedures and operating instructions prescribed by the manufacturer which include, but are not limited to, the latest applicable regulations and recommendations of the International Organization of Standardization as well as any applicable local regulations;

(d)                                 not use (or knowingly permit the Lessees to use) any Eligible Containers for storage of transportation of contraband in violation of applicable United States law; and

(e)                                  with respect to Eligible Containers, comply with the International Convention for Safe Containers (CSC) in all respects including, without limitation, plating, maintenance, examination, re-examination and marking with re-examination dates of such Eligible Containers, such examination, or re-examination, shall be performed in accordance with the rules and regulations for the Safety Approval of Cargo Containers of the United States Department of Transportation.

8.11                        INSURANCE.  The Borrower will, in a manner consistent with the practices of the Borrower as of the Effective Date, (i) effect and maintain, with TT Club or other financially sound and reputable companies reasonably satisfactory to the Administrative Agent (which the Administrative Agent acknowledges to be true on the Effective Date) a general liability insurance, insuring the Borrower, the Administrative Agent and each Lender against liability for personal injury and property damage liability, caused by, or relating to, the Containers then off-lease, with such levels of coverage and deductibles that are, with respect to the Containers, consistent with the levels in effect as of the Effective Date, and (ii) require each Lessee to either (x) maintain self insurance in a manner approved by the Borrower in accordance with the Credit and Collection Policy or (y) maintain (1) physical damage insurance in an amount equal to the value of the Containers on lease to it and to name the Borrower as a loss payee, and (2) comprehensive general liability insurance, including contractual liability, against claims for bodily injury or death and property damage and to name the Borrower as an additional insured. The Administrative Agent and the Lenders reserve the right (but shall not have the obligation) to obtain (i) at Borrower’s expense, insurance with respect to any or all of the foregoing risks if the Borrower shall fail to obtain such coverage in the specified amounts, and (ii) at the Lender’s expense, additional insurance on its own behalf with respect to any or all of the foregoing risks (or any other risk). However, the Administrative Agent and the Lenders will notify the Borrower prior to obtaining any such insurance. All insurance maintained by the Borrower for loss or damage of the Containers shall provide that losses, if any, shall be payable to the Administrative Agent or its designee as sole loss payee and the Borrower shall utilize its reasonable efforts to have all checks relating to any such losses delivered promptly to Administrative Agent or such other person designated by the Administrative Agent. The Administrative Agent and each Lender shall be named as an additional insured with respect to all such liability insurance maintained by the Borrower directly or through an Affiliate. The Borrower shall pay the premiums with respect to all such insurance and deliver to Administrative Agent evidence reasonably satisfactory to Administrative Agent of such insurance coverage.  The Borrower shall cause to be provided to Administrative Agent, not less than fifteen (15) days prior to the scheduled expiration or lapse of such insurance coverage, evidence reasonably satisfactory to Administrative Agent of renewal or replacement coverage. The Borrower shall use its commercially reasonable efforts to have each insurer agree, by endorsement upon the policy or policies issued by it or by independent instrument furnished to Administrative Agent, that (i) it will give each additional insured and the loss payee thirty (30) days’ prior written notice of the effective date of any material alteration, cancellation or non-renewal of such policy and (ii) in the event that the cancellation of such coverage would result in a breach of this Section 8.11 by the Borrower, it will permit the Administrative Agent and/or the Lender(s) to make payments to effect the continuation of coverage upon notice of cancellation due to nonpayment of premium.

8.12                        UNIDROIT CONVENTION.  The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with the terms and provisions of the UNIDROIT Convention on International Interests in Mobile Goods or any other internationally recognized system for recording interests in or liens against shipping containers at the time that such convention is adopted.

8.13                        COMPLIANCE WITH CREDIT AND COLLECTION POLICY.  The Borrower will, and will cause each of its Restricted Subsidiaries to, comply in all material respects with the Credit and Collection Policy.

8.14                        ACCESS TO CONTAINER MANAGEMENT SYSTEM.  With respect to the Container Management System, the Borrower shall allow the Administrative Agent, its nominee or their representatives access to the Container Management System relating to Eligible Containers and will reasonably cooperate with the Administrative Agent, its nominee or their representatives upon reasonable prior notice to provide any information from the Container Management System reasonably required to obtain a fair picture of the condition, status and location of the Eligible Containers; provided, however, that in the case of an Event of Default, the Borrower shall promptly after the first written request of the Administrative Agent or its representatives provide such information.

9.                                      NEGATIVE COVENANTS.

The Borrower hereby covenants and agrees that as of the Effective Date and thereafter for so long as this Credit Agreement is in effect and until all Commitments have been terminated and the Extensions of Credit, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:

9.1                               CHANGES IN BUSINESS; ETC.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than a Permitted Business; provided that the Borrower and its Restricted Subsidiaries may engage in a business other than a Permitted Business if at least ninety five percent (95%) of the consolidated assets of the Borrower and its Restricted Subsidiaries are held in connection with Permitted Businesses; and provided further, that following any consolidation, merger or sale transaction permitted pursuant to Section 9.2(b), the Borrower shall not be deemed to violate this Section 9.1 if at least seventy percent (70%) of the consolidated assets of the Borrower and its respective Restricted Subsidiaries are held in connection with Permitted Businesses.

9.2                               CONSOLIDATION; MERGER; SALE OF ASSETS; ETC.  Except in connection with a Permitted Transaction, the Borrower will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, convey or otherwise dispose of (or cause or permit any of its Restricted Subsidiaries to sell, assign, transfer, convey or otherwise dispose of) all or substantially all of the assets of the Borrower and its Restricted Subsidiaries (determined on a consolidated basis for the Borrower and its Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

(a)                                 the Borrower or a Restricted Subsidiary shall be the surviving or continuing corporation (the “Surviving Entity”); and

(b)                                 immediately after giving effect to such transaction (i) no Default or Event of Default shall have occurred or be continuing, (ii) at least seventy percent (70%) of the consolidated assets of the Borrower and its respective Restricted Subsidiaries shall be held in connection with Permitted Businesses and (iii) to the extent that the Person consolidated or merged into the Borrower or a Restricted Subsidiary is not the Borrower or a Restricted Subsidiary prior to such transaction, the Borrower shall be in pro forma compliance with the covenants set forth in Article 10 after giving effect to such transaction.

If the Borrower will not be a Surviving Entity, the Borrower shall notify the Administrative Agent in writing no less than fifteen (15) days prior to any such consolidation, combination or merger (or such shorter notice as may be acceptable to the Administrative Agent) and provide the Administrative Agent with any reasonably requested documents or information related thereto, including but not limited to (x) any documents or information necessary to enable each Lender to form a reasonable belief that it knows the true identity of the Surviving Entity and otherwise satisfy its obligations under the Patriot Act and (y) (i) copies of full lien search results for the Surviving Entity which results shall be satisfactory to the Administrative Agent in its reasonable discretion; (ii) modified, amended or replaced Collateral Documents as necessary to ensure the continuing validity of the Administrative Agent’s security interest in the Collateral as security for the Obligations and such security interest continues to be a perfected security interest in the Collateral and (iii) legal opinions from Borrower’s counsel, in form and substance reasonably satisfactory to the Administrative Agent relating to the matters discussed in this clause (y)(ii) above. Upon any consolidation, combination or merger or any transfer of all or substantially all of the Borrower’s assets in accordance with the foregoing, in which Borrower is not the Surviving Entity, (i) the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of the Borrower under this Credit Agreement and the other Loan Documents and (ii) the Surviving Entity shall succeed to, be substituted for and be liable for every and all Obligations of the Borrower under the Loan Documents, in each case above with the same effect as if the Surviving Entity had been named as the Borrower.

9.3                               LIENS.  The Borrower will not and will not permit any of its Restricted Subsidiaries to create, incur, assume or suffer to exist any Lien upon or with respect to any Collateral; provided that the provisions of this Section 9.3 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(i)                                     Liens for taxes, assessments or governmental charges or levies not yet delinquent or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate cash reserves have been established in accordance with GAAP;

(ii)                                  Liens in respect of property or assets of the Borrower imposed by law which have not arisen to secure Indebtedness for borrowed money, such as carriers’, seamen’s, stevedores’, wharfinger’s, warehousemens’, mechanics’, landlord’s, suppliers’, repairmen’s or other like Liens, and relating to amounts not yet due or which shall not have been overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings for which adequate cash reserves have been established in accordance with GAAP;

(iii)                               Liens created by or pursuant to this Credit Agreement (including pursuant to Section 16.1) or any Security Document;

(iv)                              Liens arising from judgments, decrees or attachments in respect of which the Borrower shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings (including in connection with the deposit of cash or other property in connection with the issuance of stay and appeal bonds);

(v)                                 Liens (other than any Lien imposed by ERISA) (x) incurred or deposits made in the ordinary course of business of the Borrower and its Restricted Subsidiaries in connection with workers’ compensation, unemployment insurance, social security benefits and other similar forms of governmental insurance benefits, (y) to secure the performance by the Borrower and its Restricted Subsidiaries of tenders, statutory obligations, surety and customs bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance bonds and other similar obligations incurred in the ordinary course of business (exclusive of (I) obligations for the payment of Indebtedness and (II) stay and appeal bonds and other obligations in respect of litigation, arbitration or similar claims or otherwise of the types described in Section 9.3(iv) above) or (z) to secure the performance by the Borrower and its Restricted Subsidiaries of leases of real property, to the extent incurred or made in the ordinary course of business consistent with past practices;

(vi)                              licenses, sublicenses, leases or subleases (including Leases) granted to third Persons in the ordinary course of business;

(vii)                           Liens arising from or related to precautionary UCC or like personal property security financing statements regarding operating leases (if any) entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(viii)                        Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(ix)                              Liens of any lessee under any Lease; and

(x)                                 Liens securing Permitted Hedging Agreements.

9.4                               INDEBTEDNESS.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except (Indebtedness described below is herein referred to as “Permitted Indebtedness”):

(i)                                     Indebtedness incurred pursuant to this Credit Agreement and the other Loan Documents;

(ii)                                  Indebtedness of the Borrower and its Restricted Subsidiaries not to exceed Twenty-Five Million Dollars ($25,000,000) at any one time outstanding;

(iii)                               Indebtedness of the Borrower or its Restricted Subsidiaries under Permitted Hedging Agreements;

(iv)                              Indebtedness of the Borrower or any of its Restricted Subsidiaries which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the acquisition or disposition of any business, Restricted Subsidiary or assets prior to the Effective Date or in a manner not prohibited by this Credit Agreement on or after the Effective Date, or from letters of credit, surety bonds or performance bonds securing any obligation of the Borrower or any such Restricted Subsidiary, pursuant to such agreement;

(v)                                 Intercompany Indebtedness of Borrower or a Restricted Subsidiary for so long as such Indebtedness is held by Borrower or a Restricted Subsidiary of Borrower; provided, that with respect to any intercompany Indebtedness (other than intercompany Indebtedness pursuant to any Permitted Securitization) (I) unless the respective obligor under such intercompany loan reasonably determines that the execution, delivery and performance of an Intercompany Note is prohibited by, or that such Intercompany Note would not be enforceable against such obligor under, applicable local law, any such intercompany loan made pursuant to this clause (v) shall be evidenced by an Intercompany Note or by such other documentation as may be acceptable to the Administrative Agent, and (II) each such intercompany loan made pursuant to this clause (v) shall be subject to the Intercompany Subordination Agreement;

(vi)                              Indebtedness of the Borrower, or of any of its Restricted Subsidiaries, represented by letters of credit for the account of the Borrower or such Restricted Subsidiary, as the case may be, (a) in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business, (b) in order to provide security for any trade, contractual or payment obligations of the Borrower or Restricted Subsidiary, or (c) issued or incurred for such other purposes as are related to the ordinary course of business of the Borrower or such Restricted Subsidiary; provided, however, that the aggregate amount of outstanding Indebtedness permitted pursuant to the provisions of this clause (c) shall not exceed Twenty Million Dollars ($20,000,000);

(vii)                           Purchase money indebtedness or obligations in connection with the acquisition of Containers, Chassis or other assets by Borrower, in each case, that are not Collateral, or its Restricted Subsidiaries after the Effective Date; provided that (A) such indebtedness or obligations represents the purchase price (or financing of the purchase price within 180 days after the respective purchase) of such Container, Chassis or other asset, and (B) such indebtedness or obligations do not exceed 100% of the purchase price (including any fees or other expenses incurred in connection therewith) of the property being purchased at the time of the incurrence of such indebtedness or obligations;

(viii)                        Indebtedness of Borrower or of a Subsidiary of the Borrower set forth on Schedule 7.18 of the Effective Date Officer’s Certificate;

(ix)                              Refinancing Indebtedness;

(x)                                 Obligations in respect of performance, bid, surety and appeal bonds and completion guarantees or obligations of a similar nature provided by Borrower or any Subsidiary in the ordinary course of business;

(xi)                              Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within five (5) Business Days of the incurrence thereof;

(xii)                           Indebtedness incurred in connection with a Permitted Securitization;

(xiii)                        Endorsements for collection, deposit or negotiation and warranties of products and services, in each case, incurred in the ordinary course of business;

(xiv)                       Unsecured Indebtedness of the Borrower issued in lieu of making a cash dividend;

(xv)                          Indebtedness incurred by the Borrower or any Restricted Subsidiary of the Borrower in order to finance the acquisition by such Person of Containers, Chassis and/or other assets; and

(xvi)                       Indebtedness incurred by the Borrower or any Restricted Subsidiary that is secured by such Borrower’s or Restricted Subsidiary’s (as the case may be) interest in any assets of Borrower or such Restricted Subsidiary that are not Collateral.

9.5                               LOANS; INVESTMENTS.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any Investment, except:

(i)                                     the Borrower and its Restricted Subsidiaries may acquire and hold cash and Cash Equivalents;

(ii)                                  the Borrower and its Restricted Subsidiaries may acquire and hold receivables owing to it, if created or acquired in the ordinary course of its business and payable or dischargeable in accordance with customary trade terms of the Borrower or such Restricted Subsidiary;

(iii)                               the Borrower and its Restricted Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of Lessees, suppliers, trade creditors, licensees, licensors and customers and in good faith settlement of delinquent obligations of, and other disputes with, Lessees, suppliers, trade creditors, licensees, licensors and customers arising in the ordinary course of business;

(iv)                              Permitted Hedging Agreements;

(v)                                 loans by the Borrower or any of its Restricted Subsidiaries to the officers, employees and directors of such Person for bona fide business purposes, and advances of reimbursable expenses, including advances for travel and moving expenses, by the Borrower or any of its Restricted Subsidiaries to officers, employees and directors of such Person for bona fide purposes, and in all such cases incurred in the ordinary course of business;

(vi)                              Investments in the Borrower or any Restricted Subsidiary of the Borrower shall be permitted; provided, that in order for any intercompany Indebtedness to be permitted pursuant to this clause (vi), such intercompany Indebtedness must additionally be permitted to be incurred under Section 9.4(v);

(vii)                           Investments as lessor under arm’s-length capital leases (determined in accordance with GAAP) of maritime containers, intermodal chassis or other assets entered into in the ordinary course of business with unaffiliated third parties shall be permitted;

(viii)                        Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business shall be permitted;

(ix)                              Investments incurred in connection with a Permitted Securitization shall be permitted;

(x)                                 the Borrower and its Restricted Subsidiaries may own the Capital Stock of their respective Subsidiaries created or acquired in accordance with the terms of this Credit Agreement;

(xi)                              the Borrower and its Restricted Subsidiaries may acquire and hold Investments issued by the purchaser of assets in connection with a sale of such assets to the extent not prohibited by Section 9.2;

(xii)                           Investments in existence on the Effective Date as set forth on the Effective Date Officer’s Certificate (and any extension, modification or renewal of such Investments) shall be permitted.

(xiii)                        the Borrower may acquire and hold obligations of one or more officers, directors or other employees of the Borrower or any of its Restricted Subsidiaries in connection with such officers’, directors’ or employees’ acquisition of shares of Capital Stock of the Borrower, so long as no cash is paid by the Borrower or any of its Restricted Subsidiaries to such officers, directors or employees in connection with the acquisition of any such obligations;

(xiv)                       Investments in Eligible Investments shall be permitted;

(xv)                          Investments in Unrestricted Subsidiaries and joint ventures shall be permitted provided that, all debt of Unrestricted Subsidiaries shall be non-recourse to the Borrower and any of its Restricted Subsidiaries and the Borrower shall be in pro forma compliance with the covenants set forth in Article 10 after giving effect to such Investments;

(xvi)                       Investments by any Person existing at the time such Person becomes a Subsidiary of the Borrower (and extensions, replacements an renewals thereof) shall be permitted; provided, that all such Investments existed at the time such Person became a Subsidiary of the Borrower and were not made in connection therewith or in contemplation thereof;

(xvii)                    Investments made, directly or indirectly, out of the net cash proceeds or the fair market value of other assets received by the Borrower from any Person (other than a Restricted Subsidiary of the Borrower) from the substantially concurrent sale of, or made by exchange for, Capital Stock of the Borrower or a substantially concurrent capital contribution received by Borrower from its stockholders shall be permitted; and

(xviii)                 other Investments in any Person in an aggregate amount not to exceed $15,000,000 at any one time outstanding.

9.6                               TRANSACTIONS WITH AFFILIATES.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any transaction or series of transactions with any Affiliate of the Borrower or any of its Restricted Subsidiaries other than in the ordinary course of business and on terms and conditions substantially as favorable to the Borrower or such Restricted Subsidiary as would be reasonably expected to be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate; provided that the following shall in any event be permitted: (i) the payment of consulting or other fees to the Borrower by any of its Subsidiaries in the ordinary course of business; (ii) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Borrower or any of its Subsidiaries; (iii) transactions exclusively between or among the Borrower and any Restricted Subsidiary of the Borrower, exclusively between Restricted Subsidiaries of the Borrower, or exclusively between the Borrower or any of its Restricted Subsidiaries and any of its respective joint ventures; (iv) any agreement as in effect as of the Effective Date as set forth on the Effective Date Officer’s Certificate or any transaction contemplated thereby and any amendment thereto or any replacement agreement thereto, so long as any such amendment or replacement agreement is not more disadvantageous to Borrower or any of its Restricted Subsidiaries in any material respect than the original agreement as in effect on the Effective Date; (v) any reasonable employment, stock option, stock repurchase, employee benefit compensation, business expense reimbursement, severance, termination, or other employment-related agreements, arrangements or plans entered into in good faith by Borrower or any of its Subsidiaries in the ordinary course of business; (vi) any issuance of Capital Stock of the Borrower; (vii) any transaction consummated in connection with or to facilitate a Permitted Securitization; (viii) employment and severance arrangements with respect to the procurement of services with their respective officers and employees in the ordinary course of business; and (ix) except as limited by Section 9.7, the payment of a dividend or distribution on or in respect of shares of the Capital Stock or the purchase, redemption or other acquisition or retirement for value of any Capital Stock.

9.7                               RESTRICTED PAYMENTS.  The Borrower will not declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Capital Stock, unless immediately prior to giving effect to such Restricted Payment and after giving effect thereto, the Borrower shall be in pro forma compliance with the covenants set forth in Article 10.

9.8                               LIMITATION ON CERTAIN RESTRICTIONS ON SUBSIDIARIES.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective, any encumbrance or restriction on the ability of any such Restricted Subsidiary to (x) pay dividends or make any other distributions on its Capital Stock or any other Capital Stock or participation in its profits owned by the Borrower or any of its Restricted Subsidiaries, or pay any Indebtedness owed to the Borrower or any of its Restricted Subsidiaries, (y) make loans or advances to the Borrower or any of its Restricted Subsidiaries or (z) transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, rule, regulation or order, (ii) this Credit Agreement and the other Loan Documents, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or a Restricted Subsidiary of the Borrower, (iv) customary provisions restricting assignment of any licensing agreement (in which the Borrower or any of its Restricted Subsidiaries is the licensee) or any other contract entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business, (v) any encumbrance or restriction pursuant to an agreement in effect or entered into on the Effective Date as set forth on the Effective Date Officer’s Certificate (and all replacements or substitutions thereof on terms not materially more adverse to the Lenders and not materially less favorable or materially more onerous to the Borrower and its Restricted Subsidiaries than those contained in any such agreement on the Effective Date), (vi) customary agreements relating to the transfer of, or the granting of licenses in licenses related to, copyrights, patents or other intellectual property, (vii) provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein), (viii) purchase money indebtedness permitted to be incurred under this Credit Agreement, (ix) restrictions on cash or other deposits under bona fide arrangements with customers entered into in the ordinary course of business, (x) Refinancing Indebtedness (provided, that the restrictions contained in the agreements governing such Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced), (xi) agreements or instruments that prohibit the payment of dividends or the making of other distributions with respect to Capital Stock other than on a pro rata basis, (xii) with respect to any Restricted Subsidiary, any encumbrance or restriction contained in the terms of any Permitted Indebtedness, or any agreement pursuant to which such Permitted Indebtedness was issued, (xiii) restrictions on the transfer of any asset pending the close of the sale of such asset, (xiv) any restriction or encumbrance or the transfer of any assets subject to Liens not prohibited by Section 9.3 hereof, or (xv) encumbrances and restrictions contained in the Master Indenture Documents.

9.9                               CONTAINER MANAGEMENT SYSTEM.  With respect to the Container Management System, the Borrower shall at all times comply with the provisions of Section 3.5 of the Security Agreement.

9.10                        PERMITTED HEDGING AGREEMENTS.  The Borrower shall not, and shall not permit, any of the Collateral to be used to secure any obligations of any party under any of the Permitted Hedging Agreements or any other Hedging Agreements (other than the Specified Hedging Agreements) entered into by the Borrower or any Affiliate thereof.

9.11                        USE OF PROCEEDS.  The Borrower shall not permit any use of proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

9.12                        NET BOOK VALUE.  (a)   In the event the amount outstanding under the Revolving Credit Facility is equal to or greater than 66.67% of the Aggregate Commitments, the Borrower shall not permit the aggregate Net Book Value of all Eligible Containers leased to any two lessees to exceed 55% of the aggregate Net Book Value of all Eligible Containers.

(b)                                 In the event that as of any Payment Date, the six-month rolling average of residual proceeds is less than the Net Book Value of all Eligible Containers sold during such six-month period, the Borrower shall not permit the Net Book Value of all Eligible Containers available for sale and all off-hire containers aged more than 12 years old to represent more than 15% of the Eligible Containers.

10.                               FINANCIAL COVENANTS.

The Borrower covenants and agrees that, at all times subsequent to the Effective Date and for so long as any Extension of Credit is outstanding or any Commitment has not been terminated and all other Obligations incurred hereunder have not been paid in full:

10.1                        CONSOLIDATED EBIT TO CONSOLIDATED CASH INTEREST EXPENSE RATIO.  As of the last day of each fiscal quarter of the Borrower, commencing with the fiscal quarter ending March 31, 2013, the Consolidated EBIT to Consolidated Cash Interest Expense Ratio of TAL Group will not be less than 1.10 to 1.00.

10.2                        MAXIMUM LEVERAGE RATIO.  As of the last day of each fiscal quarter of the Borrower, commencing with the fiscal quarter ending March 31, 2013, the Leverage Ratio of TAL Group shall be less than or equal to 4.75 to 1.00.

10.3                        CONSOLIDATED TANGIBLE NET WORTH.  As of the last day of each fiscal quarter of the Borrower, the Consolidated Tangible Net Worth of TAL Group shall be greater than $450,000,000.

11.                               CLOSING CONDITIONS.

The obligation of each Lender to make a Loan hereunder on the Effective Date, is subject, at the time of the making of such Loans to the satisfaction of the following conditions (or the written waiver of such conditions by the Administrative Agent):

11.1                        EXECUTION OF AGREEMENT; NOTES.  On or prior to the Effective Date, (i) this Credit Agreement and the other Loan Documents shall have been executed and delivered and (ii) there shall have been delivered to the Administrative Agent for the account of each Lender which has requested the same the appropriate Note, in each case executed by the Borrower and in the amount, maturity and as otherwise provided herein.

11.2                        OFFICER’S CERTIFICATE.  On the Effective Date, the Administrative Agent shall have received a certificate from the Borrower (a copy of which shall be delivered to the Administrative Agent), dated the Effective Date and signed by an Authorized Officer, certifying (i) that all representations and warranties contained herein and in each other Loan Document are true and correct, (ii) as to the matters referenced in Sections 9.3, 9.4, 9.5, 9.6, 9.7 and 9.8 hereof, (iii) in reasonable detail the calculations required to establish whether the Borrower and its Restricted Subsidiaries are in compliance with the provisions of Section 10 hereof as at the end of the fiscal year ending December 31, 2012, (iv) that all of the applicable conditions set forth in Section 12 (except to the extent that such conditions are expressly subject to the satisfaction of the Administrative Agent and/or the Majority Lenders), have been satisfied on such date, and (v) that no Default or Event of Default exists on such date.

11.3                        OPINIONS OF COUNSEL.  On the Effective Date, the Administrative Agent shall have received from Reed Smith LLP, counsel to TAL Group and the Borrower, an opinion addressed to the Administrative Agent and each of the Lenders and dated the Effective Date in form and substance reasonably satisfactory to the Administrative Agent.

11.4                        COMPANY DOCUMENTS; PROCEEDINGS.

(a)                                 On the Effective Date, the Administrative Agent shall have received from each of TAL Group and the Borrower a certificate, dated the Effective Date, signed by the chairman, a vice-chairman, the president, any vice-president or any other Authorized Officer, and attested to by the secretary, any assistant secretary or other senior officer of such Person, together with copies of the certificate of incorporation, by-laws or equivalent organizational documents of such Person and the resolutions of such Person referred to in such certificate, and all of the foregoing shall be reasonably satisfactory to the Administrative Agent.

(b)                                 On the Effective Date, all instruments and agreements in connection with the transactions contemplated by this Credit Agreement and the other Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all certificates, documents and papers, including good standing certificates, bring-down certificates and any other records of Company proceedings and governmental approvals, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers, where appropriate, to be certified by proper Company or governmental authorities.

11.5                        APPROVALS.  On or prior to the Effective Date, (i) all necessary governmental (domestic and foreign), regulatory and material third party approvals and/or consents in connection with this Credit Agreement and the other Loan Documents shall have been obtained and remain in full force and effect and evidence thereof shall have been provided to the Administrative Agent; except for any such approval or consent the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect, and (ii) all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the transactions contemplated by this Credit Agreement and the other Loan Documents, the making of the Loans or otherwise referred to herein or therein. Additionally, on the Effective Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon, or materially delaying, or making economically unfeasible, the consummation of the making of the Loans or the other transactions contemplated by the Loan Documents or otherwise referred to herein or therein.

11.6                        GUARANTY BY TAL GROUP.  On the Effective Date, TAL Group shall have duly executed and delivered to the Administrative Agent the Guaranty in the form of Exhibit I hereof.

11.7                        SECURITY AGREEMENT.  On the Effective Date, the Borrower shall have duly authorized, executed and delivered the Security Agreement in the form of Exhibit H hereto covering all of the Borrower’s present and future Collateral referred to therein, together with:

(i)                                     proper financing statements (Form UCC-1 or the equivalent) authenticated for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Administrative Agent desirable, to perfect the security interests purported to be created by the Security Agreement;

(ii)                                  certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, each of a recent date, listing all effective financing statements that name Borrower as debtor and that are filed in the jurisdictions referred to in clause (i) above, together with copies of such other financing statements that name Borrower as debtor (none of which shall cover any of the Collateral, except to the extent evidencing Permitted Liens or in respect of which the Administrative Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully executed (where required) for filing);

(iii)                               evidence of the completion of (or adequate provision for) all other recordings and filings of, or with respect to, the Security Agreement as may be necessary or, in the reasonable opinion of the Administrative Agent desirable, to perfect or continue to perfect the security interests intended to be created by the Security Agreement; and

(iv)                              evidence that all other actions necessary or, in the reasonable opinion of the Administrative Agent desirable, to create, maintain, effect, perfect, preserve, maintain and protect the security interests purported to be created by the Security Agreement have been taken, including, if applicable, delivery of any certificate evidencing any SUBI or any undivided trust interest in and trust which constitutes Collateral hereunder; and

(v)                                 the Security Agreement shall be in full force and effect.

11.8                        PERMITTED INDEBTEDNESS AGREEMENTS.  On or prior to the Effective Date, there shall have been delivered to the Administrative Agent by the Borrower true and correct copies of all material loan and credit agreements listed on the Effective Date Officer’s Certificate entered into by Borrower or any of its Subsidiaries.

11.9                        INSURANCE CERTIFICATES; ETC.  On the Effective Date, the Administrative Agent shall have received evidence of insurance complying with the requirements of Section 8.11 for the business and properties of the Borrower, in scope, form and substance reasonably satisfactory to the Administrative Agent and naming the Administrative Agent as an additional insured and/or loss payee, and stating that such insurance shall not be canceled or materially revised without at least 30 days’ prior written notice by the respective insurer to the Administrative Agent.

11.10                 AUDITED AND UNAUDITED FINANCIAL STATEMENT.  Prior to the Effective Date, the Administrative Agent and each of the Lenders shall have received: (i) the consolidated audited financial statements of TAL Group and its Consolidated Subsidiaries for each of its three most recently ended fiscal years and the related balance sheet of TAL Group and its Consolidated Subsidiaries (and its respective predecessors), and the related consolidated statements of income and shareholder’s equity and statement of cash flows for the fiscal years then ended, together with a certification by an Independent Accountant reasonably acceptable to the Administrative Agent, to the effect that such statements fairly present in all material respects the consolidated financial condition of TAL Group and its Consolidated Subsidiaries (and its respective predecessors) as of the dates indicated and the results of their consolidated operations and changes in financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years except as disclosed therein (which report shall be without a

“going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit), (ii) the completed and filed 2011 Form 10 K of TAL Group, and (iii) the unaudited balance sheet of TAL Group and its Consolidated Subsidiaries as of September 30, 2012 and the related consolidated statements of income for such fiscal quarter and the related consolidated statements of cash flows for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter, all of which shall be certified by the chief financial officer or other Authorized Officer that they fairly present in all material respects in accordance with GAAP the consolidated financial condition of TAL Group and its Consolidated Subsidiaries as of the dates indicated and the consolidated results of their operations and/or changes in their cash flows for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.

11.11                 PAYMENT OF FEES.  On the Effective Date, all Fees, costs, and expenses, and all other compensation due to the Administrative Agent and the Lenders (including, without limitation, reasonable and documented legal fees and expenses) shall have been paid to the extent then due.

11.12                 INTENTIONALLY OMITTED.

11.13                 PROJECTIONS.  Prior to the Effective Date, the Administrative Agent and each of the Lenders shall have received from Borrower projection model of the financial performance of TAL Group and its Subsidiaries on an annual basis, through December 31, 2015, in each case in form and substance reasonably satisfactory to the Administrative Agent.

11.14                 INTENTIONALLY OMITTED.

11.15                 SECURITIZATION INTERCREDITOR AGREEMENT.  On the Effective Date, the Borrower shall have delivered to the Administrative Agent a fully executed copy of a supplement to the Securitization Intercreditor Agreement to add the Administrative Agent as a party thereto.

11.16                 INTERCOMPANY SUBORDINATION AGREEMENT.  On the Effective Date, the Borrower shall have delivered to the Administrative Agent a fully executed copy of the Intercompany Subordination Agreement.

11.17                 SUBSIDIARY GUARANTIES.  On the Effective Date, each relevant Domestic Subsidiary of the Borrower as of the Effective Date that is required to become a Guarantor hereunder shall have duly executed and delivered to the Administrative Agent the Subsidiary Guaranty in the form of Exhibit I hereof.

11.18                 SOLVENCY CERTIFICATE.  The Borrower shall deliver a certificate of a Senior Designated Officer, stating that the Borrower and the Restricted Subsidiaries (on a consolidated basis) are Solvent (as defined in such certificate) immediately after giving effect to the Loans funded on the Effective Date, the application of the proceeds thereof in accordance with Section 8.3, the payment of all estimated legal, accounting and other fees related hereto and thereto and the other transactions contemplated hereunder.

12.                               CONDITIONS PRECEDENT TO ALL LOANS.

The obligation of each Lender to make Loans (including Loans made on the Effective Date) is subject, at the time of the making of such Loan (except as hereinafter indicated), to the satisfaction of the following conditions:

12.1                        EFFECTIVE DATE.  The Effective Date shall have occurred and the Revolving Credit Period shall not have expired or been terminated.

12.2                        NO EVENT OF DEFAULT; REPRESENTATIONS AND WARRANTIES.  At such time and immediately after giving effect to such Loan (i) there shall exist no Default or Event of Default, (ii) all representations and warranties contained herein and in each other Loan Document shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on such date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date), and (iii) the Borrower shall be in compliance with Section 6.2.  The Administrative Agent shall have received a certificate of the Borrower signed by an authorized officer of the Borrower to such effect.

12.3                        LOAN REQUEST.  Prior to the making of each Loan, the Administrative Agent shall have received a Loan Notice meeting the requirements of Section 2.2 and showing in reasonable detail that the aggregate outstanding Extensions of Credit (calculated after giving effect to the requested Loan) shall not exceed the Aggregate Commitments.

12.4                        CERTIFICATION.  The Borrower shall have delivered to the Administrative Agent a certificate of the Borrower, signed on the Borrower’s behalf by an Authorized Officer, as to the matters set out in Sections 12.2 and 12.3. Each request for a Loan, and acceptance by the Borrower of the proceeds of any Borrowing, shall constitute a certification required by this Section 12.4 that on the date of such Loan Extension (both immediately before and after giving effect thereto) the statements made in Sections 12.2 and 12.3 are true and correct.

12.5                        NO LEGAL BAR.  The making of the Loans on such date does not violate any requirement of law applicable to Borrower or any Guarantor on the date of or immediately following such Loan and is not enjoined, temporarily, preliminary or permanently.

12.6                        BORROWING BASE REPORT.  At least three Business Days prior to the making of each Loan, the Borrower shall have delivered to the Administrative Agent and each of the Lenders a Borrowing Base Report, as of a month ending not more than fifty (50) days prior to the date of the making of such Loan.

12.7                        CONCENTRATION LIMITS.  All Eligible Containers on the date of the making of such Loan (after giving effect to the Loan(s) advanced on such date and all Collateral pledged in connection therewith) shall comply with all Concentration Limits.

13.                               EVENTS OF DEFAULT; ACCELERATION; ETC.

13.1                        EVENTS OF DEFAULT AND ACCELERATION.  If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a)                                 the Borrower shall fail to pay any principal amount of any Loan when due, whether prior to or following any acceleration in accordance with Section 13.1 hereof;

(b)                                 the Borrower shall fail to pay any interest payment on any Loan or any Fee when due and payable, and the continuation of such failure to pay for more than three (3) Business Days after such amounts shall have become due and payable;

(c)                                  [Intentionally Left Blank]

(d)                                 default in the payment of any other Obligations other than the amounts described in clauses (a) and (b) above, and the continuation of such default for more than fifteen (15) Business Days after the date on which a Senior Designated Officer received written notice of non-payment;

(e)                                  any Credit Party shall fail to comply with any of its covenants contained in Section 6.2, Section 9 or Section 10;

(f)                                   any Credit Party shall fail to perform or observe any other term, covenant or agreement contained herein or in any of the other Loan Documents (which is not otherwise addressed in this Section 13) on its part to be performed or observed and such failure continues for thirty (30) days;

(g)                                  any representation or warranty of the Borrower made in any Loan Document shall prove incorrect in any material respect when made which materially and adversely affects the interest of the Administrative Agent or any Lender and which (if curable) remains unremedied for a period of thirty (30) days after the first date on which a Senior Designated Officer has received written notice thereof;

(h)                                 the Borrower, any of its Restricted Subsidiaries (other than a Special Purpose Vehicle) or TAL Group shall commence a voluntary case concerning itself under the Federal Bankruptcy Code; or an involuntary case is commenced against any Credit Party and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of any Credit Party; or any Credit Party commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to any Credit Party and such proceeding remains undismissed for a period of 60 days; or any Credit Party is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or any Credit Party suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or any Credit Party makes a general assignment for the benefit of creditors; or any Company action is taken by any Credit Party for the purpose of effecting any of the foregoing;

(i)                                     a Change of Control occurs without the prior consent of the Administrative Agent and the Majority Lenders;

(j)                                    the Security Agreement or the Lien purported to be created thereby shall become or be adjudged by a court of competent jurisdiction to be invalid or unenforceable against the Borrower for any reason other than any action taken by the Administrative Agent or any Lender or the failure of the Administrative Agent or any Lender to take any action within its control;

(k)                                 one or more judgments or decrees shall be entered against TAL Group, the Borrower or any of its Restricted Subsidiaries (other than a Special Purpose Vehicle) involving a liability (to the extent not paid when due or covered by a reputable and solvent insurance company (with any portion of any judgment or decree not so covered to be included in any determination hereunder)) equal to or in excess of Twenty Million Dollars ($20,000,000) for all such judgments and decrees and all such judgments or decrees shall either be final and non-appealable or shall not have been vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days;

(l)                                     Borrower or any of its Restricted Subsidiaries fails to make any payment when due (beyond the applicable grace or cure period with respect thereto, if any) or defaults in the observance or performance (beyond the applicable grace or cure period with respect thereto, if any) of any payment obligation, or any other agreement or covenant with respect to the Indebtedness that, individually or in the aggregate for all such Persons, exceeds Twenty Million Dollars ($20,000,000) and the holder(s) of such Indebtedness have accelerated such Indebtedness; and

(m)                             (i) any law, rule or regulation shall render invalid, or preclude enforcement of, any material provision of this Credit Agreement or any other Loan Document or impair performance of the obligations of any Credit Party under this Credit Agreement or under any other Loan Document, in each case, for any reason other than any action taken by the Administrative Agent or any Lender or the failure of the Administrative Agent or any Lender to take any action within its control, or (ii) any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations arising under the Loan Documents, ceases to be in full force and effect, or (iii) any Credit Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(n)                                 an ERISA Event occurs with respect to a Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Credit Party under Title IV of ERISA to the Plan, the Multiemployer Plan or the PBGC in an aggregate amount in excess of Twenty Million Dollars ($20,000,000), or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability  under Section 4201 of ERISA under  a Multiemployer Plan in an aggregate amount in excess of Twenty Million Dollars ($20,000,000);

then, and in any such event, so long as the same may be continuing, the Administrative Agent may, and upon the request of the Majority Lenders shall, by notice in writing to the Borrower declare all amounts owing with respect to this Credit Agreement, the Notes and the other Loan

Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in Section 13.1(h), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Administrative Agent.

13.2                        TERMINATION OF COMMITMENTS.  If an Event of Default specified in Section 13.1(h) shall occur, any unused portion of the Commitments hereunder shall forthwith automatically terminate, and each of the Lenders shall be relieved of all further obligations to make Loans to the Borrower and all amounts outstanding hereunder will automatically and immediately become due and payable. If any other Event of Default shall have occurred and be continuing, the Administrative Agent may and upon the request of the Majority Lenders shall, by notice to the Borrower, terminate the unused portion of the Commitments hereunder, and upon such notice being given such unused portion of the Commitments hereunder shall terminate immediately, and each of the Lenders shall be relieved of all further obligations to make Loans. No termination of the Commitments hereunder shall relieve the Borrower of any of the Obligations.

13.3                        REMEDIES.  In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Administrative Agent shall have accelerated the maturity of the Loans pursuant to Section 13.1, each Lender, if owed any amount with respect to the Loans may, with the consent of the Majority Lenders but not otherwise, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Lender are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Lender. No remedy herein conferred upon any Lender or the Administrative Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

13.4                        DISTRIBUTION OF COLLATERAL PROCEEDS.  In the event that, following the occurrence or during the continuance of any Default or Event of Default, the Administrative Agent or any Secured Party, as the case may be, receives any monies in connection with the enforcement of any of the Security Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows:

(a)                                 First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article 5) payable to the Administrative Agent in its capacity as such;

(b)                                 Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender) arising under the Loan Documents and amounts payable under Article 5, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

(c)                                  Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans and other Secured Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

(d)                                 Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans and Secured Obligations then owing under Specified Hedging Agreements, ratably among the Lenders and the Hedge Counterparty in proportion to the respective amounts described in this clause Fourth held by them;

(e)                                  Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law.

14.                               ADMINISTRATIVE AGENT AND COLLATERAL AGENT.

14.1                        APPOINTMENT AND AUTHORITY.

(a)                                 Appointment.  Each of the Lenders hereby irrevocably appoints, designates and authorizes Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)                                 Collateral Agent. The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Counterparty) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 14.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this

Article 14 and Article 16, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

14.2        RIGHTS AS A LENDER.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial, advisory, underwriting or other business with any Credit Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.

14.3        EXCULPATORY PROVISIONS.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and its Related Parties:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the any Credit Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

Neither the Administrative Agent  nor any of its Related Parties shall be liable for any action taken or not taken by the Administrative Agent under or in connection with this Credit Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be required pursuant to the terms of this Credit Agreement or the other Loan

Documents), or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 16.12 and 13.2) or (ii) in the absence of its own gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower or a Lender.

Neither the Administrative Agent nor any of its Related Parties shall be responsible for or have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Loan Document or any other agreement, instrument or document or (v) the value and sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Sections 11 or 12 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

14.4        RELIANCE BY ADMINISTRATIVE AGENT.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Credit Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.  For purposes of determining compliance with the conditions specified in Article 11 and 12, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objections thereto.

14.5        DELEGATION OF DUTIES.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 14 shall apply to any such sub-agent and to the Related Parties of the

Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

14.6        RESIGNATION OF ADMINISTRATIVE AGENT.

(a)           Notice.  The Administrative Agent may at any time resign as Administrative Agent upon thirty (30) days’ notice to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment prior to the effective date of the resignation of the Administrative Agent gives (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective.

(b)           Defaulting Lender.  If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Majority Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Majority Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)           Effect of Resignation or Removal.  With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Majority Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in the last paragraph of Section 5.8 and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as

applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 14.6).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 16.2 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d)           Swing Line Lender.  Any resignation by Bank of America as Administrative Agent pursuant to this Section 14.6 shall also constitute its resignation as Swing Line Lender.  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.10(c).  Upon the appointment by the Borrower of a successor Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Line Lender, and (ii) the retiring Swing Line Lender shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents.

14.7        NON-RELIANCE ON ADMINISTRATIVE AGENT AND OTHER LENDERS.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

14.8        NO OTHER DUTIES, ETC.  Anything herein to the contrary notwithstanding, none of the titles listed on the cover page hereof shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

14.9        ADMINISTRATIVE AGENT MAY FILE PROOFS OF CLAIM.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and its respective agents and counsel) and all other amounts due the Lenders and the Administrative Agent under Sections 5.1 and 16.3(a) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 5.1 and 16.3(a).

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

The Credit Parties and the Secured Parties hereby irrevocably authorize the Administrative Agent, based upon the instruction of the Majority Lenders, to (a) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Section 363 of the Bankruptcy Code or any similar laws in any other jurisdictions to which a Credit Party is subject, or (b) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable law.  In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of the Administrative Agent to credit bid and purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of the Administrative Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Secured Parties whose Secured Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Secured Obligations credit bid in relation to the aggregate amount of Secured Obligations so credit bid) in the asset or assets so purchased (or in the equity interests of the acquisition vehicle or vehicles that are used to consummate such purchase).  Except as provided above and otherwise expressly provided for herein or in the other Collateral Documents, the Administrative Agent will not execute and deliver a release of any Lien on any Collateral.  Upon request by the Administrative Agent or the Borrower at any time, the Secured Parties will confirm in writing the Administrative Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 14.9.

14.10      COLLATERAL MATTERS.  Each of the Lenders (including in its capacities as a potential Hedge Counterparty) irrevocably authorizes the Administrative Agent, at its option and in its discretion:

(a)           to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the Availability Termination Date and satisfaction in full of the Obligations, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, (iii) that is removed from the Collateral pursuant to Section 6.3, or (iv) subject to Section 16.12, if approved, authorized or ratified in writing by the Majority Lenders;

(b)           to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property; and

(c)           to take the actions with respect to the Collateral and the Guaranty as are set forth in this Agreement, the Security Documents and the Guaranty, respectively.

The Lenders hereby agree that the Security Documents may be enforced only by the action of the Administrative Agent, in each case, acting upon the instructions of the Majority Lenders, and that no Lender shall have any right individually to seek to enforce or to enforce the Security Documents to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lenders upon the terms of this Credit Agreement and the Security Documents.

Upon request by the Administrative Agent at any time, the Majority Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 14.10.  In each case as specified in this Section 14.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 14.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative

Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

14.11      HEDGE COUNTERPARTIES.  The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Specified Hedging Agreements.

15.                               SUCCESSORS AND ASSIGNS.

15.1        GENERAL CONDITIONS.  The provisions of this Credit Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or Obligations hereunder without the prior written consent of the Administrative Agent and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an Eligible Assignee in accordance with the provisions of Section 15.2, (b) by way of participation in accordance with the provisions of Section 15.4 or (c) by way of pledge or assignment of a security interest subject to the restrictions of Section 15.6 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 15.4, and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement or any of the other Loan Documents.

15.2        ASSIGNMENTS BY LENDERS.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (B)  in any case not described in subsection (i)(A) of this Section 15.2, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement and the other Loan Documents with respect to the Loans and/or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of the Swing Line Loans;

(iii)          no consent shall be required for any assignment except to the extent required by subsection (i)(B) of this Section 15.2 and, in addition:

(A)          the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless an Event of Default has occurred and is continuing at the time of such assignment or solely if the Person that is the proposed assignee is an Eligible Assignee pursuant to clause (v) of the definition of “Eligible Assignee” (such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received written notice thereof;

(B)          the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)          the consent of the Swing Line Lender shall be required for any assignment.

(iv)          Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Swing Line Loans in accordance with its Commitment Percentages. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Credit Agreement until such compliance occurs; and

(v)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(vi)          No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 15.3, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement and the other Loan Documents, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement and the other Loan Documents (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement and the other Loan Documents, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.2.2, 5.5, 5.6, 5.8 and 16.3(a) with respect to facts and circumstances occurring prior to the effective date of such assignment provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from the Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Revolving Credit Note to the assignee Lender.

15.3        REGISTER.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrower or any Lender, at any reasonable time and from time to time upon reasonable prior notice.

15.4        PARTICIPATIONS.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person other than a natural person, a Defaulting Lender, a Competitor or the Borrower or any of its Affiliates or Subsidiaries (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such

Lender’s rights and obligations under this Credit Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 16.3(b) without regard to the existence of any participations.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.2.2, 5.5, 5.6, and 5.8 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of Section 15.2 (it being understood that the documentation required under Section 5.2.2(e) shall be delivered to the Lender who sells the participation); provided that such Participant (A) agrees to be subject to the provisions of Section 16.13 as if it were an assignee under Section 15.2 and (B) shall not be entitled to receive any greater payment under Sections 5.2.2 or 5.5, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 16.13 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 16.1 as though it were a Lender; provided that such Participant agrees to be subject to Section 4.5 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

15.5        LIMITATIONS UPON PARTICIPANT RIGHTS.  A Participant shall not be entitled to receive any greater payment under Sections 5.2.2, 5.6 or 5.7 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 5.2.2 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.2.2  as though it were a Lender.

15.6        CERTAIN PLEDGES.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

15.7        ELECTRONIC EXECUTION OF ASSIGNMENTS.  The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

15.8        RESIGNATION AS SWING LINE LENDER AFTER ASSIGNMENT.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to Section 15.2, Bank of America may, (i) upon thirty (30) days’ notice to the Borrower and the Lenders, resign as Swing Line Lender.  In the event of any such resignation as Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a Swing Line Lender hereunder, subject to consent of such Lender; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as Swing Line Lender, as the case may be.  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.10(c).  Upon the appointment of a successor Swing Line Lender, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Line Lender, as the case may be.

16.                               PROVISIONS OF GENERAL APPLICATIONS.

16.1        SETOFF.

16.1.1     If an Event of Default shall have occurred and be continuing, each Lender, and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Credit Agreement or any other Loan Document to such Lender or their respective Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Credit Agreement or any other Loan Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured, secured or unsecured, or are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.7 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

16.1.2     To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any Lender, or the Administrative Agent, or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

16.2        EXPENSES.  The Credit Parties agree to pay, on a joint and several basis, (a) the reasonable and documented costs of producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) the reasonable and documented fees, expenses and disbursements of the Administrative Agent’s special counsel and any local counsel to the Administrative Agent incurred in connection with the preparation, syndication, negotiation, execution, delivery, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, any amendments, modifications, approvals, consents or waivers hereto or hereunder, or the cancellation of any Loan Document upon payment in full in cash of all of the Obligations or pursuant to any terms of such Loan Document providing for such cancellation (whether or not the transactions contemplated hereby or thereby shall be consummated), (c) the reasonable and documented fees, expenses and disbursements of the Administrative Agent or any of its Affiliates incurred by the Administrative Agent or such Affiliate in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, (d) any reasonable and documented fees, costs, expenses and bank charges, including bank charges for returned checks, incurred by the Administrative Agent in establishing, maintaining or handling agency accounts, lock box accounts and other accounts for the collection of any of the

Collateral, (e) all reasonable and documented out-of-pocket expenses (including without limitation reasonable attorneys’ fees and costs, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by (x) the Administrative Agent and the Lenders for workout proceedings, enforcement costs and documentary taxes associated with the Loan Documents and (y) the Administrative Agent and the Lenders in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Administrative Agent’s relationship with the Borrower and (f) all reasonable and documented fees, expenses and disbursements of any Lender or the Administrative Agent incurred in connection with UCC searches, UCC filings, or mortgage recordings. The covenants contained in this Section 16.2 shall survive payment or satisfaction in full of all other Obligations.

16.3        INDEMNIFICATION.

(a)           Indemnification by the Credit Parties.  The Credit Parties agree to indemnify and hold harmless the Administrative Agent, the Collateral Agent, each of the Lenders and each of their respective Affiliates (“Indemnitees”) from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby or thereby (including the fees, charges and disbursements of any counsel for any Indemnitee) (the “Indemnified Liabilities”), including, without limitation, (a) any actual or proposed use by the Borrower of the proceeds of any of the Loans, (b) the reversal or withdrawal of any provisional credits granted by the Administrative Agent or any Lender upon the transfer of funds from lock box, bank agency, concentration accounts or otherwise under any cash management arrangements with the Borrower or in connection with the provisional honoring of funds transfers, checks or other items, (c) the Borrower entering into or performing this Credit Agreement or any of the other Loan Documents, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (d) any such liability, loss, damage or expense in any way relating to, or arising out of, the manufacture, ownership, leasing or operation of the Collateral incurred prior to any foreclosure on the Collateral, or (e) with respect to the Borrower and its respective properties and assets, the violation of any Environmental Law, the actual or alleged presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of one counsel incurred in connection with any such investigation, litigation or other proceeding, or (f) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party or any of the Borrower’s or such Credit Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided, however, that the Borrower shall have no obligation to any Indemnitee hereunder with respect to Indemnified Liabilities and related costs and expenses (i) to the extent that such Indemnified Liabilities constitute special, indirect, consequential or punitive damages or damages or liabilities based upon any theory of lost profits, or (ii) to the extent that such Indemnified Liabilities are determined in a final non-appealable judgment of a court with competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee (and, upon any such determination, any indemnification payments with respect to such Indemnified Liabilities or related costs and expenses previously received by such Indemnitee shall be promptly reimbursed by such Indemnitee). In litigation, or the preparation therefor, each Indemnitee shall be entitled to select its own counsel; provided, that the Borrower shall only be obligated under this Section 16.3(a) to pay the reasonable and documented fees and expenses of one counsel on behalf of all Indemnitees. If, and to the extent that the Obligations of the Borrower under this Section 16.3(a) are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such Obligations which is permissible under applicable law. The covenants contained in this Section 16.3(a) shall survive payment or satisfaction in full of all other Obligations.

(b)           Reimbursement by Lenders.  To the extent that the Credit Parties for any reason fail to indefeasibly pay any amount required under Sections 16.2 and 16.3 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Swing Line Lender or any Related Party of any of the foregoing, but without releasing such Credit Parties from its obligation to do so each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Commitment at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), or the Swing Line Lender in connection with such capacity.  The obligations of the Lenders under this subsection (b) are subject to the provisions of Section 2.8.

(c)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(d)           Payments.  All amounts due under Sections 16.2 and 16.3 shall be payable not later than ten (10) Business Days after demand therefor.

(e)           Survival.  The agreements in this Section 16.3 and the indemnity provisions of Section 16.6(e) shall survive termination of the Aggregate Commitments, assignment of rights by, or the replacement of a Lender, repayment of all Obligations hereunder, resignation of the Administrative Agent or the Swing Line Lender, and the Availability Termination Date

16.4        TREATMENT OF CERTAIN CONFIDENTIAL INFORMATION.

16.4.1     CONFIDENTIALITY.

(a)           Treatment of Certain Information.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Credit Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Credit Agreement or an Eligible Assignee invited to be a Lender pursuant to Section 2.11 or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Credit Agreement or payments hereunder, (vii) on a confidential basis to (A) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (viii) with the consent of the Borrower or to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.  For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)           Non-Public Information.  Each of the Administrative Agent and the Lenders acknowledges that (i) the Information may include material non-public information concerning a Credit Party or a Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

(c)           Press Releases.  The Credit Parties and their Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of the Administrative Agent or any Lender or their respective Affiliates or referring to this Credit Agreement or any of the Loan Documents without the prior written consent of the Administrative Agent or such Lender, unless (and only to the extent that) the Credit Parties or such Affiliate is required to do so under law.

(d)           Customary Advertising Material.  The Credit Parties consent to the publication by the Administrative Agent or any Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Credit Parties.

16.5        SURVIVAL OF COVENANTS, ETC.  All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower pursuant hereto shall be deemed to have been relied upon by the Lenders and the Administrative Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any Loans as herein contemplated, and shall continue in full force and effect so long as any amount due under this Credit Agreement or the Notes or any of the other Loan Documents remains outstanding or any Lender has any obligation to make any Loans and for such further time as may be otherwise expressly specified in this Credit Agreement. All statements contained in any certificate or other paper delivered to any Lender or the Administrative Agent at any time by or on behalf of the Borrower pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower hereunder.

16.6        NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATIONS.

(a)           Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax transmission or other electronic mail transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(A)          if to TAL International Container Corporation, 100 Manhattanville Road, Purchase, New York 10577-2135, Attention: Jeffrey Casucci, Facsimile: 914-697-2886, or at such other addresses for notice as the Borrower shall last have furnished in writing to the Person giving the notice, with copies to the attention of Marc Pearlin at the same address and Facsimile: 914-697-2526;

(B)          if to the Borrower or any other Credit Party, the Administrative Agent, or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 1.1; and

(C)          if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by (fax transmission or other electronic mail transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including electronic mail address and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent, the Swing Line Lender, or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an electronic mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return electronic mail address or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its electronic mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)           The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Credit Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet.

(d)           Change of Address, Etc.  Each of the Borrower, the Administrative Agent, and the Swing Line Lender may change its address, facsimile number or telephone number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile number or telephone number or electronic mail address for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, and the Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one (1) individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.

(e)           Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of any Credit Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Credit Parties shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Credit Party.  All telephonic notices to and other telephonic communications with the Administrative

Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

16.7        GOVERNING LAW; JURISDICTION; ETC.

(a)           GOVERNING LAW.  THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)           SUBMISSION TO JURISDICTION.  THE BORROWER AND EACH OTHER CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS  AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS CREDIT AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE.  THE BORROWER AND EACH OTHER CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY

WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 16.6 TO THE EXTENT PERMITTED BY APPLICABLE LAW.  NOTHING IN THIS CREDIT AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

16.8        HEADINGS.  The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

16.9        COUNTERPARTS.  This Credit Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original.  This Credit Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 11, this Credit Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Credit Agreement or any other Loan Document, or any certificate delivered thereunder, by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of an originally executed counterpart of this Credit Agreement.  Without limiting the foregoing, to the extent a manually executed counterpart is not specifically required to be delivered under the terms of any Loan Document, upon the request of any party, such fax transmission or electronic mail transmission shall be promptly followed by such manually executed counterpart.

16.10      ENTIRE AGREEMENT, ETC.  The Loan Documents and any other documents executed in connection herewith or therewith, including the Fee Letter (as to fees referenced in Section 5.1.2), express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in Section 16.12.

16.11      WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD

NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

16.12      CONSENTS, AMENDMENTS, WAIVERS, ETC.  No amendment or waiver of any provision of this Credit Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Credit Party therefrom, shall be effective unless in writing signed by the Majority Lenders and the Borrower or the applicable Credit Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)           waive any condition set forth in Article 11, without the written consent of each Lender;

(b)           extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 13.3) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent in Article 12 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(c)           postpone any date fixed by this Credit Agreement or any other Loan Document for (i) any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(d)           reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iii) of the second proviso to this Section 16.12) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Margin that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Majority Lenders shall be necessary to waive or amend default interest set forth in Section 5.9;

(e)           change Section 13.4 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)            change any provision of this Section 16.12 or the definition of “Majority Lenders” or any other provision of any Loan document specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or thereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g)           release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(h)           release all or substantially all of the value of any Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 14.10 (in which case such release may be made by the Administrative Agent acting alone); or

(i)            release the borrower or permit the borrower to assign or transfer any of its rights or obligations under this Credit Agreement or the other Loan Documents without the consent of each Lender;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Credit Agreement, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Credit Agreement or any other Loan Document; (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

Notwithstanding anything to the contrary herein, (A) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (1) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (2) any waiver, amendment or modification requiring the consent of all Lenders that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender; (B) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (C) the Majority Lenders shall determine whether or not to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

Notwithstanding anything to the contrary herein the Administrative Agent may, with the prior written consent of the Borrower only, amend, modify or supplement this Credit Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

16.13      REPLACEMENT OF LENDERS.

(a)           In the event (i) any Lender delivers a certificate pursuant to Section 5.7 requesting compensation under Section 5.5 or 5.6, (ii) any Lender delivers a notice described in Section 5.4 or 5.5, (iii) Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 5.2.2, (iv) any Lender does not consent (or fails to respond) to a proposed amendment, modification or waiver to any provision of this Credit Agreement or any other Loan Document requested by Borrower, (v) Borrower reasonably determines that any Lender or any of its Affiliates is a

Competitor, or (vi) any Lender becomes a Defaulting Lender, then, in each case, Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 15.2, including, without limitation, the consent of the Administrative Agent required under clause (iii) of Section 15.2), all of its interests, rights and obligations under this Credit Agreement and the other Loan Documents to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)            the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 15.2;

(ii)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)          in the case of any such assignment resulting from a claim for compensation under Section 5.5 or 5.6 or payments required to be made pursuant to Section 5.2.2, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)          such assignment does not conflict with applicable laws.

In connection with any such replacement, if the replaced Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption reflecting such replacement within five (5) Business Days of the date on which the replacement Lender executes and delivers such Assignment and Assumption to the replaced Lender, then such replaced Lender shall be deemed to have executed and delivered such Assignment and Assumption. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(b)           If (i) any Lender shall request compensation under Section 5.5 or 5.6, (ii) any Lender delivers a notice described in Section 5.4 or 5.5, or (iii) Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 5.2.2, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it in its sole discretion to be significant) (x) to file any certificate or document reasonably requested in writing by Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment (A) would reduce its claims for compensation under Section 5.5 or 5.6, enable it to withdraw its notice pursuant to Section 5.4 or 5.5, or would reduce amounts payable pursuant to Section 5.2.2, as the case may be, in the future and (B) in each case, would not subject such Lender to any unreimbursed cost or expenses.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.

16.14      SEVERABILITY.  If any provision of this Credit Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Credit Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provisions in this Credit Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

16.15      USA PATRIOT ACT.  Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and the other Credit Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Credit Party in accordance with the Patriot Act.  The Borrower and the Credit Parties agree to, promptly following a request by the Administrative Agent or any Lender, provide all such other documentation and information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

16.16      NO ADVISORY OR FIDUCIARY RESPONSIBILITY.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that:  (a) (i) the arranging and other services regarding this Credit Agreement provided by the Administrative Agent and any Affiliate thereof, the Arranger and the Lenders are arm’s-length commercial transactions between the Borrower, each other Credit Party and their respective Affiliates, on the one hand, and the Administrative Agent and, as applicable, its Affiliates and the Lenders and their Affiliates (collectively, solely for purposes of this Section, the “Lenders”), on the other hand, (ii) each of the Borrower and the other Credit Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower and each other Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Administrative Agent and its Affiliates and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for Borrower, any other Credit Party or any of their respective Affiliates, or any other Person and (ii) neither the Administrative Agent, any of its Affiliates nor any Lender has any

obligation to the Borrower, any other Credit Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent and its Affiliates and the Lenders may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Credit Parties and their respective Affiliates, and neither the Administrative Agent, any of its Affiliates nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Credit Party or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Borrower and each other Credit Party hereby waives and releases any claims that it may have against the Administrative Agent, any of its Affiliates or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as of the date first set forth above.

TAL INTERNATIONAL CONTAINER CORPORATION

By:
Name:
Title:

Signature page to Credit Agreement

BANK OF AMERICA, N.A., as
Administrative Agent

By:
Name:
Title:

Signature page to Credit Agreement

BANK OF AMERICA, N.A., as a Lender and Swing Line Lender

By:
Name:
Title:

Signature page to Credit Agreement

[ ], as a Lender

By:
Name:
Title:

Signature page to Credit Agreement